Exhibit 2.1

AGREEMENT OF MERGER
among:
OCLARO, INC.
a Delaware corporation;
RIO ACQUISITION CORP.,
a Delaware corporation;
XTELLUS INC.,
a Delaware corporation;
and
ALTA BERKELEY LLP,
as the Stockholders’ Agent.

Dated as of December 16, 2009

TABLE OF CONTENTS
Page

1. Description of Transaction	1

1.1 Merger of Merger Sub into the Company	1
1.2 Effect of the Merger	1
1.3 Closing; Effective Time	1
1.4 Certificate of Incorporation and Bylaws; Directors and Officers	1
1.5 Conversion of Shares	2
1.6 Treatment of Stock Options	6
1.7 Post-Closing Payments	7
1.8 Adjustments; Limitation on Share Issuance	11
1.9 Dissenting Shares	11
1.10 Exchange of Certificates	12
1.11 Further Action	13

2. Representations and Warranties of the Company	13

2.1 Due Organization; No Subsidiaries; Etc	13
2.2 Charter Documents; Records	14
2.3 Capitalization	14
2.4 Financial Statements and Related Information	17
2.5 Liabilities	18
2.6 Absence of Changes	19
2.7 Title to Assets	21
2.8 Bank Accounts	22
2.9 Equipment; Real Property	22
2.10 Intellectual Property	22
2.11 Contracts	26
2.12 Compliance with Legal Requirements	29
2.13 Governmental Authorizations; No Subsidies	29
2.14 Tax Matters	31
2.15 Employee and Labor Matters; Benefit Plans	34
2.16 Environmental Matters	38
2.17 Insurance	39
2.18 Related Party Transactions	39
2.19 Legal Proceedings; Orders	39
2.20 Authority; Binding Nature of Agreement; Inapplicability of Anti-takeover Statutes	40
2.21 Non-Contravention; Consents	40
2.22 Vote Required	41
2.23 Brokers	42
2.24 Full Disclosure	42

3. Representations and Warranties of Parent and Merger Sub	42

3.1 Due Organization; Merger Sub	42
3.2 Non-Contravention; Consents	42
3.3 Authority; Binding Nature of Agreement	43
3.4 Legal Proceedings	43
3.5 SEC Filings; Financial Statements	43

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3.6 Capitalization	43
3.7 Parent Material Adverse Effect	44
3.8 Valid Issuance	44

4. Indemnification, Etc	44

4.1 Survival of Representations, Etc	44
4.2 Indemnification	44
4.3 Limitations	45
4.4 No Contribution	46
4.5 Defense of Third-Party Claims	46
4.6 Parent Indemnification Obligations	47

5. Miscellaneous Provisions	47

5.1 Stockholders’ Agent	47
5.2 Employee Benefit Matters	48
5.3 Directors and Officers Indemnification; Insurance	49
5.4 Further Assurances; Limitations	49
5.5 Fees and Expenses	50
5.6 Attorneys’ Fees	50
5.7 Notices	50
5.8 Headings	51
5.9 Counterparts and Exchanges by Electronic Transmission or Facsimile	51
5.10 Governing Law; Dispute Resolution	51
5.11 Successors and Assigns	52
5.12 Remedies Cumulative; Specific Performance	52
5.13 Waiver	52
5.14 Waiver of Jury Trial	52
5.15 Amendments	52
5.16 Severability	52
5.17 Parties-in-Interest	52
5.18 Entire Agreement	53
5.19 Disclosure Schedule	53
5.20 Construction	53

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LIST OF EXHIBITS AND SCHEDULES
EXHIBITS

Exhibit A	Certain Definitions

Annex I	Persons Whose Knowledge Is Imputed to the Company

Annex II	Specified Company Products

Exhibit B	Stockholder Representation Letter
SCHEDULES
Schedule A-1
Schedule A-2

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AGREEMENT OF MERGER
     This Agreement of Merger (the “Agreement”) is made and entered into as of December 16, 2009, by and among: Oclaro, Inc., a Delaware corporation (“Parent”); Rio Acquisition Corp., a Delaware corporation and an indirect wholly-owned subsidiary of Parent (“Merger Sub”); Xtellus Inc., a Delaware corporation (the “Company”); and Alta Berkeley LLP, as the Stockholders’ Agent (as defined in Section 5.1). Certain other capitalized terms used in this Agreement are defined in Exhibit A.
Recitals
     A. Parent, Merger Sub and the Company intend to effect a merger of Merger Sub into the Company (the “Merger”) in accordance with this Agreement and the Delaware General Corporation Law (the “DGCL”). Upon consummation of the Merger, Merger Sub will cease to exist, and the Company will become an indirect wholly-owned subsidiary of Parent.
     B. The respective boards of directors of Parent, Merger Sub and the Company have approved this Agreement and the Merger.
Agreement
     The parties to this Agreement agree as follows:
1. Description of Transaction
     1.1 Merger of Merger Sub into the Company. Upon the terms set forth in this Agreement, at the Effective Time (as defined in Section 1.3), Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall cease. The Company will continue as the surviving corporation in the Merger (the “Surviving Corporation”).
     1.2 Effect of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL.
     1.3 Closing; Effective Time. The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Dewey & LeBoeuf LLP, 1301 Avenue of the Americas, New York, NY 10019-6092 on the date of this Agreement at a time agreed to by Parent and the Company (the “Closing Date”). On (or at opening of business on the day following) the Closing Date, a properly executed certificate of merger (the “Certificate of Merger”) conforming to the requirements of the DGCL shall be filed with the Secretary of State of the State of Delaware. The Merger shall become effective as of the time that the Certificate of Merger is filed and accepted by the Secretary of State of the State of Delaware (the “Effective Time”).
     1.4 Certificate of Incorporation and Bylaws; Directors and Officers. Unless otherwise determined by Parent prior to the Effective Time:
     (a) the certificate of incorporation of the Surviving Corporation shall be amended and restated as of the Effective Time in a form acceptable to Parent;
     (b) the bylaws of the Surviving Corporation shall be amended and restated as of the Effective Time to conform to the bylaws of Merger Sub as in effect immediately prior to the Effective Time; and

     (c) the directors and officers of the Surviving Corporation immediately after the Effective Time shall be those Persons designated by Parent in its sole discretion.
     1.5 Conversion of Shares.
               (a) Conversion of Company Capital Stock. Subject to Sections 1.8, 1.9 and 1.10, at the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any stockholder of the Company, each share of Company Capital Stock owned by Parent, Merger Sub, the Company or any direct or indirect wholly-owned subsidiary of Parent, Merger Sub or the Company immediately prior to the Effective Time, if any, shall, be canceled without payment of any consideration with respect thereto and each other share of Company Capital Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive from Parent, following the surrender of the certificate representing such share of Company Capital Stock in accordance with Section 1.10, the following consideration:
                    (i) each share of Series E Convertible Preferred Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive: (A) the number of shares of Parent Common Stock equal to: (1) the lesser of: (x) the number of shares determined by dividing the Per Share Liquidation Preference of such share of Series E Convertible Preferred Stock by the Average Closing Stock Price; and (y) the number of shares determined by dividing the Closing Date Consideration Share Number by the aggregate number of shares of Series E Convertible Preferred Stock outstanding immediately prior to the Effective Time; plus (2) the number of shares of Parent Common Stock, if any, equal to the Residual Upfront Per Share Number; plus (B) any amounts required to be paid, and/or shares of Parent Common Stock required to be issued, by Parent with respect to such share to the former holder thereof in accordance with the terms of Section 1.7, as and when such payments or issuances are required to be made; plus (C) the amount of any disbursements of cash and/or shares of Parent Common Stock required to be made from the Escrow Fund with respect to such share to the former holder thereof in accordance with the terms of the Escrow Agreement, as and when such disbursements or releases are required to be made.
                    (ii) each share of Series D Convertible Preferred Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive: (A) if and only if the Closing Date Consideration Share Number is greater than the aggregate number of shares of Parent Common Stock to be issued pursuant to Section 1.5(a)(i)(A)(1) (such excess number of shares, the “Series D Excess Share Number”), the number of shares of Parent Common Stock equal to: (1) the lesser of: (x) the number of shares determined by dividing the Per Share Liquidation Preference of such share of Series D Convertible Preferred Stock by the Average Closing Stock Price; and (y) the number of shares determined by dividing the Series D Excess Share Number by the aggregate number of shares of Series D Convertible Preferred Stock outstanding immediately prior to the Effective Time; plus (2) the number of shares of Parent Common Stock, if any, equal to the Residual Upfront Per Share Number; plus (B) any amounts required to be paid, and/or shares of Parent Common Stock required to be issued, by Parent with respect to such share to the former holder thereof in accordance with the terms of Section 1.7, as and when such payments or issuances are required to be made; plus (C) the amount of any disbursements of cash and/or shares of Parent Common Stock required to be made from the Escrow Fund with respect to such share to the former holder thereof in accordance with the terms of the Escrow Agreement, as and when such disbursements or releases are required to be made;
                    (iii) each share of Series C Convertible Preferred Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive: (A) if and only if the Closing Date Consideration Share Number is greater than the aggregate number of shares of Parent Common Stock to be issued pursuant to Sections 1.5(a)(i)(A)(1) and 1.5(a)(ii)(A)(1) (such excess number of shares, the “Series C Excess Share Number”), the number of shares of Parent Common Stock equal to: (1) the lesser of: (x) the number of shares determined by dividing the Per Share Liquidation Preference of such share of Series C Convertible Preferred Stock by the Average Closing Stock Price; and (y) the number of shares determined by dividing the Series C Excess Share Number by the aggregate number of shares of Series C Convertible Preferred Stock outstanding immediately prior to the Effective Time; plus (2) the number of shares of Parent Common Stock, if any, equal to the Residual Upfront Per Share Number; plus (B) any amounts required to be paid, and/or shares of Parent Common Stock required to be issued, by Parent with respect to such share to the former holder thereof in accordance with the terms of Section 1.7, as and when such payments or issuances are required to be made; plus (C) the amount of any disbursements of cash and/or shares of Parent Common Stock required to be made from the Escrow Fund with respect to such share to the former holder thereof in accordance with the terms of the Escrow Agreement, as and when such disbursements or releases are required to be made;
                    (iv) each share of Series B Convertible Preferred Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive: (A) if and only if the Closing Date Consideration Share Number is greater than the aggregate number of shares of Parent Common Stock to be issued pursuant to Sections 1.5(a)(i)(A)(1), 1.5(a)(ii)(A)(1) and 1.5(a)(iii)(A)(1) (such excess number of shares, the “Series B Excess Share Number”), the number of shares of Parent Common Stock equal to: (1) the lesser of: (x) the number of shares determined by dividing the Per Share Liquidation Preference of such share of Series B Convertible Preferred Stock by the Average Closing Stock Price; and (y) the number of shares determined by dividing the Series B Excess Share Number by the aggregate number of shares of Series B Convertible Preferred Stock outstanding immediately prior to the Effective Time; plus (2) the number of shares of Parent Common Stock, if any, equal to the Residual Upfront Per Share Number; plus (B) any amounts required to be paid, and/or shares of Parent Common Stock required to be issued, by Parent with respect to such share to the former holder thereof in accordance with the terms of Section 1.7, as and when such payments or issuances are required to be made; plus (C) the amount of any disbursements of cash and/or shares of Parent Common Stock required to be made from the Escrow Fund with respect to such share to the former holder thereof in accordance with the terms of the Escrow Agreement, as and when such disbursements or releases are required to be made;
                    (v) each share of Series A Convertible Preferred Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive: (A) if and only if the Closing Date Consideration Share Number is greater than the aggregate number of shares of Parent Common Stock to be issued pursuant to Sections 1.5(a)(i)(A)(1), 1.5(a)(ii)(A)(1), 1.5(a)(iii)(A)(1) and 1.5(a)(iv)(A)(1) (such excess number of shares, the “Series A Excess Share Number”), the number of shares of Parent Common Stock equal to: (1) the lesser of: (x) the number of shares determined by dividing the Per Share Liquidation Preference of such share of Series A Convertible Preferred Stock by the Average Closing Stock Price; and (y) the number of shares determined by dividing the Series A Excess Share Number by the aggregate number of shares of Series A Convertible Preferred Stock outstanding immediately prior to the Effective Time; plus (2) the number of shares of Parent Common Stock, if any, equal to the Residual Upfront Per Share Number; plus (B) any amounts required to be paid, and/or shares of Parent Common Stock required to be issued, by Parent with respect to such share to the former holder thereof in accordance with the terms of Section 1.7, as and when such payments or issuances are required to be made; plus (C) the amount of any disbursements of cash and/or shares of Parent

Common Stock required to be made from the Escrow Fund with respect to such share to the former holder thereof in accordance with the terms of the Escrow Agreement, as and when such disbursements or releases are required to be made; and
                    (vi) each share of Company Common Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive: (A) the number of shares of Parent Common Stock, if any, equal to the Residual Upfront Per Share Number; plus (B) any amounts required to be paid, and/or shares of Parent Common Stock required to be issued, by Parent with respect to such share to the former holder thereof in accordance with the terms of Section 1.7, as and when such payments or issuances are required to be made; plus (C) the amount of any disbursements of cash and/or shares of Parent Common Stock required to be made from the Escrow Fund with respect to such share to the former holder thereof in accordance with the terms of the Escrow Agreement, as and when such disbursements or releases are required to be made.
Notwithstanding anything to the contrary contained in this Agreement, any shares of Company Common Stock outstanding immediately prior to the Effective Time and held by any Person who, prior to the Closing, does not deliver to Parent a duly executed Stockholder Representation Letter in the form of Exhibit B shall be converted into the right to receive: (A) cash equal to the product of: (1) the number of shares of Parent Common Stock equal to the number of shares, if any, equal to the Residual Upfront Per Share Number; multiplied by (2) the Average Closing Stock Price; plus (B) any amounts required to be paid, and/or shares of Parent Common Stock required to be issued, by Parent with respect to such share to the former holder thereof in accordance with the terms of Section 1.7, as and when such payments or issuances are required to be made; plus (C) the amount of any disbursements of cash and/or shares of Parent Common Stock required to be made from the Escrow Fund with respect to such share to the former holder thereof in accordance with the terms of the Escrow Agreement, as and when such disbursements or releases are required to be made.
Notwithstanding anything to the contrary contained in this Agreement, any shares of Company Preferred Stock outstanding immediately prior to the Effective Time and held by any Person who, prior to the Closing, does not deliver to Parent a duly executed Stockholder Representation Letter in the form of Exhibit B and does not otherwise satisfy Parent that it was an “accredited investor” and was not acquiring any shares of Parent Common Stock with a view to distribution with respect thereto shall be converted into the right to receive: (A) at the option of Parent, shares of Parent Common Stock issuable to such holder pursuant to Section 1.5(a) or cash equal to the product of: (1) the number of shares of Parent Common Stock otherwise issuable to such holder pursuant to Section 1.5(a); multiplied by (2) the Average Closing Stock Price; plus (B) any amounts required to be paid, and/or shares of Parent Common Stock required to be issued, by Parent with respect to such share to the former holder thereof in accordance with the terms of Section 1.7, as and when such payments or issuances are required to be made; plus (C) the amount of any disbursements of cash and/or shares of Parent Common Stock required to be made from the Escrow Fund with respect to such share to the former holder thereof in accordance with the terms of the Escrow Agreement, as and when such disbursements or releases are required to be made.
The amount of cash, if any, that each stockholder of the Company is entitled to receive for the shares of Company Capital Stock held by such stockholder shall be rounded to the nearest cent (with $0.005 being rounded upward) and computed after aggregating the cash amounts payable for all shares of each class and series of Company Capital Stock held by such stockholder.
               (b) Conversion of Merger Sub Stock. By virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any stockholder of the Company, each share of the common stock, par value $0.001 per share, of Merger Sub outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation.

               (c) Escrow Contribution. At or promptly after the Effective Time, Parent shall cause to be delivered to the Escrow Agent as a contribution to the Escrow Fund the Escrow Share Number. The Escrow Fund: (i) shall be held by the Escrow Agent in accordance with the terms of this Agreement and the terms of the Escrow Agreement; (ii) shall be held as a trust fund and shall not be subject to any lien, attachment, trustee process or other judicial process of any creditor of any Person; and (iii) shall be held and disbursed solely for the purposes and in accordance with the terms of this Agreement and the Escrow Agreement.
               (d) Seniority of Merger Consideration Payments. For the avoidance of doubt, the parties agree that the payment of the Merger Consideration shall be made in accordance with the following principles:
                    (i) The holders of each share of the Series E Convertible Preferred Stock shall be entitled to receive, prior and in preference to any distribution of Merger Consideration to the holders of the Series D Convertible Preferred Stock, the Series C Convertible Preferred Stock, the Series B Convertible Preferred Stock, the Series A Convertible Preferred Stock or the Company Common Stock, by reason of their ownership thereof, the Per Share Liquidation Preference applicable to each such share of the Series E Convertible Preferred Stock (the “Series E Per Share Liquidation Preference”). If the Merger Consideration shall be insufficient to make payment in full to all holders of Series E Convertible Preferred Stock of the Series E Per Share Liquidation Preference with respect to each share of Series E Convertible Preferred Stock held, then the Merger Consideration shall be distributed among the holders of the Series E Convertible Preferred Stock ratably in proportion to the full amounts to which they would otherwise be respectively entitled.
                    (ii) After payment in full of the Series E Per Share Liquidation Preference as set forth in Section 1.5(d)(i), the holders of each share of the Series D Convertible Preferred Stock shall be entitled to receive, prior and in preference to any distribution of Merger Consideration to the holders of the Series C Convertible Preferred Stock, the Series B Convertible Preferred Stock, the Series A Convertible Preferred Stock or the Company Common Stock, by reason of their ownership thereof, the Per Share Liquidation Preference applicable to each such share of the Series D Convertible Preferred Stock (the “Series D Per Share Liquidation Preference”). If the Merger Consideration shall be insufficient to make payment in full to all holders of Series D Convertible Preferred Stock of the Series D Per Share Liquidation Preference with respect to each share of Series D Convertible Preferred Stock held, then the Merger Consideration shall be distributed among the holders of the Series D Convertible Preferred Stock ratably in proportion to the full amounts to which they would otherwise be respectively entitled.
                    (iii) After payment in full of the Series E Per Share Liquidation Preference and the Series D Per Share Liquidation Preference as set forth in Section 1.5(d)(i) and Section 1.5(d)(ii), respectively, the holders of each share of the Series C Convertible Preferred Stock shall be entitled to receive, prior and in preference to any distribution of Merger Consideration to the holders of the Series B Convertible Preferred Stock, the Series A Convertible Preferred Stock or the Company Common Stock, by reason of their ownership thereof, the Per Share Liquidation Preference applicable to each such share of the Series C Convertible Preferred Stock (the “Series C Per Share Liquidation Preference”). If the Merger Consideration shall be insufficient to make payment in full to all holders of Series C Convertible Preferred Stock of the Series C Per Share Liquidation Preference with respect to each share of Series C Convertible Preferred Stock held, then the Merger Consideration shall be distributed among the holders of the Series C Convertible Preferred Stock ratably in proportion to the full amounts to which they would otherwise be respectively entitled.

                    (iv) After payment in full of the Series E Per Share Liquidation Preference, the Series D Per Share Liquidation Preference and the Series C Per Share Liquidation Preference as set forth in Section 1.5(d)(i), Section 1.5(d)(ii), and Section 1.5(d)(iii), respectively, the holders of each share of the Series B Convertible Preferred Stock shall be entitled to receive, prior and in preference to any distribution of Merger Consideration to the holders of the Series A Convertible Preferred Stock or the Company Common Stock, by reason of their ownership thereof, the Per Share Liquidation Preference applicable to each such share of the Series B Convertible Preferred Stock (the “Series B Per Share Liquidation Preference”). If the Merger Consideration shall be insufficient to make payment in full to all holders of Series B Convertible Preferred Stock of the Series B Per Share Liquidation Preference with respect to each share of Series B Convertible Preferred Stock held, then the Merger Consideration shall be distributed among the holders of the Series B Convertible Preferred Stock ratably in proportion to the full amounts to which they would otherwise be respectively entitled.
                    (v) After payment in full of the Series E Per Share Liquidation Preference, the Series D Per Share Liquidation Preference, the Series C Per Share Liquidation Preference and Series B Per Share Liquidation Preference as set forth in Section 1.5(d)(i), Section 1.5(d)(ii), Section 1.5(d)(iii) and Section 1.5(d)(iv), respectively, the holders of each share of the Series A Convertible Preferred Stock shall be entitled to receive, prior and in preference to any distribution of Merger Consideration to the holders of the Company Common Stock, by reason of their ownership thereof, the Per Share Liquidation Preference applicable to each such share of the Series A Convertible Preferred Stock (the “Series A Per Share Liquidation Preference”). If the Merger Consideration shall be insufficient to make payment in full to all holders of Series A Convertible Preferred Stock of the Series A Per Share Liquidation Preference with respect to each share of Series A Convertible Preferred Stock held, then the Merger Consideration shall be distributed among the holders of the Series A Convertible Preferred Stock ratably in proportion to the full amounts to which they would otherwise be respectively entitled.
                    (vi) After payment in full of the aggregate Series E Per Share Liquidation Preference, the Series D Per Share Liquidation Preference, the Series C Per Share Liquidation Preference, Series B Per Share Liquidation Preference and the Series A Per Share Liquidation Preference as set forth Section 1.5(d)(i), Section 1.5(d)(ii), Section 1.5(d)(iii), Section 1.5(d)(iv) and Section 1.5(d)(v), respectively, the entire remaining Merger Consideration, if any, shall be distributed among the holders of the Company Common Stock, the holders of Company Preferred Stock and the holders of Company Options entitled to payments pursuant to Section 1.6 hereof, in proportion to the shares of Company Common Stock held at the Effective Time and the shares of Company Common Stock issuable upon conversion of the shares of Company Preferred Stock held at the Effective Time and the number of shares of Company Common Stock subject to Company Options held at the Effective Time (provided that, for the avoidance of doubt, the exercise price per each share of Company Common Stock subject to a Company Option shall be deducted from any payment of Merger Consideration in respect of such Company Option).
     1.6 Treatment of Stock Options. Immediately prior to the Effective Time, each Company Option that is then outstanding and unexercised, whether or not vested, shall become fully vested immediately prior to the Effective Time. At the Effective Time, each such Company Option shall be converted into the right of the holder thereof to receive for each share of Company Common Stock subject to such Company Option an amount in cash equal to (a) the excess, if any, of: (i) the Residual Upfront Per Share Value; minus (ii) the exercise price per share of Company Common Stock subject to such Company Option; plus (b) any amounts required to be paid by Parent with respect to such share in accordance with the terms of Section 1.7(c)(vii), as and when such payments are required to be made; plus (c) the excess, if any, of: (i) any disbursements of cash to be made from the Escrow Fund and/or the value (based on the Escrow Average Closing Price (as defined in the Escrow Agreement)) of any shares of Parent Common Stock to be released from the Escrow Fund, in each case with respect to each share of Company Common Stock subject to such Company Option to the former holder thereof in accordance with the terms of the Escrow Agreement, as and when such disbursements or releases are required to be made; minus (ii) the exercise price per share of Company Common Stock subject to such Company Option (less the amount of such exercise price, if any, taken into account in determining the amounts under clauses “(a)” or “(b)” of this sentence, if any). Prior to the Effective Time, the Company shall take all action that may be necessary (under the Company Option Plan or otherwise) to effectuate the provisions of this Section 1.6 and to ensure that, from and after the Effective Time, each holder of an outstanding Company Option converted as provided in this Section 1.6 shall cease to have any rights with respect thereto, except the right to receive the consideration specified in this Section 1.6 without interest.
     1.7 Post-Closing Payments.
          (a) Value Protection Consideration. On or before March 15, 2011, Parent shall: (i) prepare or cause to be prepared a statement (the “Net Product Revenues Statement”) setting forth Parent’s calculation of the Net Product Revenues and any Value Protection Consideration Amount; and (ii) deliver or cause to be delivered such Net Product Revenues Statement to the Stockholders’ Agent for and on behalf of the Eligible Stockholders.
          (b) Objections. In the event that the Stockholders’ Agent objects to Parent’s calculation of the Net Product Revenues or the Value Protection Consideration Amount set forth in the Net Product Revenues Statement or requires further information in order to perform such calculations or determine such amounts, then within 20 days after the delivery to the Stockholders’ Agent of the Net Product Revenues Statement (the “Initial Response Period”), the Stockholders’ Agent shall deliver to Parent a written notice (an “Initial Objection Notice”): (i) describing in reasonable detail the Stockholders’ Agent’s objections to Parent’s calculation of the amounts set forth in the Net Product Revenues Statement and containing a statement setting forth the Net Product Revenues or the Value Protection Consideration Amount determined by the Stockholders’ Agent to be correct; or (ii) requesting additional information from Parent that the Stockholders’ Agent requires in order to perform such calculations or determine such amounts (which information, to the extent reasonably necessary in order to perform such calculations, shall be provided by Parent within 20 days after Parent’s receipt of such request). If the Stockholders’ Agent does not deliver an Initial Objection Notice to Parent during the Initial Response Period, then Parent’s calculation of the amounts set forth in the Net Product Revenues Statement shall be conclusive and binding on Parent, the Eligible Stockholders and the Stockholders’ Agent. If the Stockholders’ Agent delivers an Initial Objection Notice to Parent accompanied by a request for additional information from Parent as described above during the Initial Response Period, then the Stockholders’ Agent shall have an additional 20 days after receiving from Parent all of the information to be provided by Parent (the “Final Response Period”) to deliver to Parent a written notice (a “Final Objection Notice”) describing in reasonable detail the Stockholders’ Agent’s objections to Parent’s calculations of the amounts set forth in the Net Product Revenues Statement and accompanied by a statement setting forth the Net Product Revenues or the Value Protection Consideration Amount determined by the Stockholders’ Agent to be correct. If the Stockholders’ Agent has requested additional information during the Initial Response Period and does not deliver a Final Objection Notice to Parent during the Final Response Period, then Parent’s calculation of the amounts set forth in the Net Product Revenues Statement shall be conclusive and binding on Parent, the Eligible Stockholders and the Stockholders’ Agent. If the Stockholders’ Agent delivers an Initial Objection Notice or Final Objection Notice, as the case may be, accompanied by a statement setting forth the Net Product Revenues or the Value Protection Consideration Amount determined by the Stockholders’ Agent to be correct to Parent during either the Initial Response Period or the Final Response Period in accordance with this Section 1.7(b), and if the Stockholders’ Agent and Parent are unable to agree upon the calculation of the amounts set forth in the Net Product Revenues Statement within 20 days after such Initial Objection Notice or Final Objection Notice, as the case may be, is delivered to Parent, the dispute shall be finally settled by a “Big Four” accounting firm (other then the firm that audits Parent’s annual financial statements at that time) selected by the Stockholders’ Agent and mutually acceptable to Parent. The determination by the independent accounting firm of the disputed amounts shall be conclusive and binding on Parent, the Eligible Stockholders and the Stockholders’ Agent. The costs and expenses of the independent accounting firm shall be allocated between Parent, on the one hand, and the Stockholders’ Agent (on behalf of the Eligible Stockholders), on the other hand, based upon the proximity of each party’s calculation of the Net Product Revenues as compared to the independent accounting firm’s determination of the Net Product Revenues, with such allocation determined in accordance with the last two sentences of this paragraph. First, the following calculations shall be made: divide: (A) the difference between: (1) the Net Product Revenues as calculated by Parent or the Stockholders’ Agent, as the case may be; and (2) the Net Product Revenues as calculated by the independent accounting firm ; by (B) the Net Product Revenues as calculated by the independent accounting firm. The proportion of costs and expenses (the “Post-Closing Payment Fees”) payable by Parent, on the one hand, and the Stockholders’ Agent, on the other hand, shall be determined by dividing: (x) the quotient obtained for Parent or the Stockholders’ Agent, as the case may be, pursuant to the immediately preceding sentence; by (y) the sum of the quotients for both Parent and the Stockholders’ Agent pursuant to the immediately preceding sentence.
               (c) Value Protection Consideration Payment. Subject to Section 1.7(e), if the Value Protection Consideration Amount is greater than zero, then Parent shall pay, in accordance with Section 1.7(d), the Value Protection Consideration Amount as follows:
                    (i) with respect to each share of Series E Convertible Preferred Stock outstanding immediately prior to the Effective Time, if and only if the Per Share Liquidation Preference of such share of Series E Convertible Preferred Stock is greater than the amount obtained by multiplying the number of shares of Parent Common Stock issued in respect of such share pursuant to Section 1.5(a)(i)(A)(1) by the Average Closing Stock Price (the amount of such excess, the “Series E Liquidation Preference Shortfall Amount”), Parent shall pay the former holder thereof an amount in cash equal to: (A) the lesser of: (1) the Series E Liquidation Preference Shortfall Amount; and (2) the amount determined by dividing the Value Protection Consideration Amount by the aggregate number of shares of Series E Convertible Preferred Stock outstanding immediately prior to the Effective Time; plus (B) the Residual Value Protection Per Share Amount, if any;
                    (ii) with respect to each share of Series D Convertible Preferred Stock outstanding immediately prior to the Effective Time, if and only if both: (x) the Per Share Liquidation Preference of such share of Series D Convertible Preferred Stock is greater than the amount obtained by multiplying the number of shares of Parent Common Stock issued in respect of such share pursuant to Section 1.5(a)(ii)(A)(1) by the Average Closing Stock Price (the amount of such excess, the “Series D Liquidation Preference Shortfall Amount”); and (y) the Value Protection Consideration Amount is greater than the aggregate amount payable pursuant to Section 1.7(c)(i)(A) (such excess amount, the “Series D Excess Amount”), Parent shall pay the former holder thereof an amount in cash equal to: (A) the lesser of: (1) the Series D Liquidation Preference Shortfall Amount; and (2) the amount determined by dividing the Series D Excess Amount by the aggregate number of shares of Series D Convertible Preferred Stock outstanding immediately prior to the Effective Time; plus (B) the Residual Value Protection Per Share Amount, any;
                    (iii) with respect to each share of Series C Convertible Preferred Stock outstanding immediately prior to the Effective Time, if and only if both: (x) the Per Share

Liquidation Preference of such share of Series C Convertible Preferred Stock is greater than the amount obtained by multiplying the number of shares of Parent Common Stock issued in respect of such share pursuant to Section 1.5(a)(iii)(A)(1) by the Average Closing Stock Price (the amount of such excess, the “Series C Liquidation Preference Shortfall Amount”); and (y) the Value Protection Consideration Amount is greater than the aggregate amount payable pursuant to Sections 1.7(c)(i)(A) and 1.7(c)(ii)(A) (such excess amount, the “Series C Excess Amount”), Parent shall pay the former holder thereof an amount in cash equal to: (A) the lesser of: (1) the Series C Liquidation Preference Shortfall Amount; and (2) the amount determined by dividing the Series C Excess Amount by the aggregate number of shares of Series C Convertible Preferred Stock outstanding immediately prior to the Effective Time; plus (B) the Residual Value Protection Per Share Amount, if any;
                    (iv) with respect to each share of Series B Convertible Preferred Stock outstanding immediately prior to the Effective Time, if and only if both: (x) the Per Share Liquidation Preference of such share of Series B Convertible Preferred Stock is greater than the amount obtained by multiplying the number of shares of Parent Common Stock issued in respect of such share pursuant to Section 1.5(a)(iv)(A)(1) by the Average Closing Stock Price (the amount of such excess, the “Series B Liquidation Preference Shortfall Amount”); and (y) the Value Protection Consideration Amount is greater than the aggregate amount payable pursuant to Sections 1.7(c)(i)(A), 1.7(c)(ii)(A) and 1.7(c)(iii)(A) (such excess amount, the “Series B Excess Amount”), Parent shall pay the former holder thereof an amount in cash equal to: (A) the lesser of: (1) the Series B Liquidation Preference Shortfall Amount; and (2) the amount determined by dividing the Series B Excess Amount by the aggregate number of shares of Series B Convertible Preferred Stock outstanding immediately prior to the Effective Time; plus (B) the Residual Value Protection Per Share Amount, if any;
                    (v) with respect to each share of Series A Convertible Preferred Stock outstanding immediately prior to the Effective Time, if and only if both: (x) the Per Share Liquidation Preference of such share of Series A Convertible Preferred Stock is greater than the amount obtained by multiplying the number of shares of Parent Common issued in respect of such share pursuant to Section 1.5(a)(v)(A)(1) by the Average Closing Stock Price (the amount of such excess, the “Series A Liquidation Preference Shortfall Amount”); and (y) the Value Protection Consideration Amount is greater than the aggregate amount payable pursuant to Sections 1.7(c)(i)(A), 1.7(c)(ii)(A), 1.7(c)(iii)(A) and 1.7(c)(iv)(A) (such excess amount, the “Series A Excess Amount”), Parent shall pay the former holder thereof an amount in cash equal to: (A) the lesser of: (1) the Series A Liquidation Preference Shortfall Amount; and (2) the amount determined by dividing the Series A Excess Amount by the aggregate number of shares of Series A Convertible Preferred Stock outstanding immediately prior to the Effective Time; plus (B) the Residual Value Protection Per Share Amount, if any;
                    (vi) with respect to each share of Company Common Stock outstanding immediately prior to the Effective Time, Parent shall pay the former holder thereof an amount in cash equal to the Residual Value Protection Per Share Amount, if any; and
                    (vii) (A) with respect to each share of Company Common Stock subject to a Company Option the holder of which received a cash payment pursuant to Section 1.6, Parent shall pay such former holder an amount in cash equal to the Residual Value Protection Per Share Amount, if any; or (B) with respect to each share of Company Common Stock subject to all other Company Options that were outstanding and unexercised immediately prior to the Effective Time, Parent shall pay the former holder of such Company Option an amount in cash equal to the excess, if any, of the sum of: (1) the Residual Upfront Per Share Value; plus (2) the Residual

Value Protection Per Share Amount; minus (3) the exercise price per share of Company Common Stock subject to such Company Option.
               (d) Timing of Payment. In the event that the Stockholders’ Agent does not deliver an Initial Objection Notice to Parent during the Initial Response Period, Parent shall make the payments referred to in Section 1.7(c) within 10 days after the expiration of such Initial Response Period. If the Stockholders’ Agent delivers an Initial Objection Notice or Final Objection Notice to Parent in accordance with Section 1.7(b), then Parent shall make the payments referred to in Section 1.7(c) within 10 days after the dispute identified in such Initial Objection Notice or Final Objection Notice, as the case may be, is resolved.
               (e) Share Issuance. In lieu of paying the entire Value Protection Consideration Amount in cash, Parent may, in its sole discretion, elect to pay all or any portion of such amount by issuing shares of Parent Common Stock (a “Share Issuance” and the percentage determined by dividing the portion of the Value Protection Consideration Amount that Parent elects to satisfy by the Share Issuance by the Value Protection Consideration Amount, the “Share Issuance Percentage”) in accordance with the provisions of this Section 1.7(e). If Parent elects to make a Share Issuance, on the date on which the Value Protection Consideration Amount is due to be paid by Parent, Parent shall: (i) issue to each Eligible Stockholder (or former holder of Company Options), with respect to each share of Company Capital Stock held by such Eligible Stockholder (or each Company Option held by such holder) immediately prior to the Effective Time, the number of shares of Parent Common Stock determined by dividing: (A) an amount equal to the Share Issuance Percentage multiplied by the cash payment that would otherwise have been made in respect of such share of Company Capital Stock or Company Option pursuant to Section 1.7(c); by (B) the Average 2010 Year End Trading Price; and (ii) reduce the amount of cash that would otherwise have been payable in respect of such share of Company Capital Stock of Company Option pursuant to Section 1.7(c) by subtracting from such amount the amount referred to in clause “(A)” of this sentence. Notwithstanding anything to the contrary contained in this Section 1.7(e), with respect to any holder of Company Common Stock who, prior to the Closing, did not deliver to Parent a duly executed Stockholder Representation Letter in the form of Exhibit B and with respect to any holder of Company Preferred Stock who, prior to the Closing, did not deliver to Parent a duly executed Stockholder Representation Letter in the form of Exhibit B and did not satisfy Parent that it was an “accredited investor” and was not acquiring any shares of Parent Common Stock with a view to distribution with respect thereto, such Eligible Stockholder shall, at the option of Parent, in its sole discretion, in lieu of any Parent Common Stock to which such Eligible Stockholder would have been entitled under this Section 1.7(e), receive cash per share of Company Common Stock or Company Preferred Stock, as the case may be, held by such stockholder immediately prior to the Effective Time equal to the Residual Value Protection Per Share Amount or other amount due to such holder of Company Preferred Stock pursuant to Section 1.7.
               (f) Access. At reasonable times during normal business hours and upon reasonable notice provided to Parent, Parent shall permit the Stockholders’ Agent, to examine the financial books and records of the Surviving Corporation and/or Parent, only to the extent necessary for the exercise of the Stockholders’ Agent’s right to object to Parent’s calculation of the amounts set forth in the Net Product Revenues Statement. The Stockholders’ Agent agrees that he or she shall hold all information acquired during such examination in strict confidence and shall use such information only for purposes of making calculations under this Section 1.7.
               (g) No Assignment of Rights. No rights or interest of any Eligible Stockholder under this Section 1.7 may be assigned, transferred or otherwise disposed of, in whole or in part, other than pursuant to the laws of descent and distribution or by will.

               (h) Deductions. Notwithstanding anything to the contrary contained in this Section 1.7 or elsewhere in this Agreement (and without limiting any other rights or remedies available to Parent), Parent shall be entitled, in its reasonable discretion, to deduct from either the Escrow Fund or any Post-Closing Payment cash equal to the Eligible Stockholders’ portion of the Post-Closing Payment Fees; provided that Parent shall provide the Stockholders’ Agent with written notification of any such deduction.
     1.8 Adjustments; Limitation on Share Issuance.
               (a) Issuance Not to Exceed 19.9%. Notwithstanding anything to the contrary contained in this Agreement, in no event shall the aggregate number of shares of Parent Common Stock issued by Parent pursuant to Section 1.5, Section 1.7, in respect of any Closing Indebtedness Amount or otherwise in connection with this Agreement or the Retention Arrangements exceed 19.9% of the shares of Parent Common Stock outstanding immediately prior to the Closing, provided that any amounts otherwise payable that would exceed such limitation shall be paid in cash.
               (b) Adjustments. If, between the date of this Agreement and the Effective Time, the outstanding shares of Company Capital Stock or Parent Common Stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction then the Merger Consideration shall be appropriately adjusted.
     1.9 Dissenting Shares.
               (a) Effect on Dissenting Shares. Notwithstanding any provisions of this Agreement to the contrary, shares of Company Capital Stock held by a holder who has demanded and perfected such demand for appraisal of such holder’s shares of Company Capital Stock in accordance with Section 262 of the DGCL and as of the Closing has neither effectively withdrawn nor lost such holder’s right to such appraisal (the “Dissenting Shares”) shall not be converted into the applicable Merger Consideration, but shall be entitled to only such rights as are granted by the DGCL. Parent shall be entitled to retain any Merger Consideration not paid on account of such Dissenting Shares pending resolution of the claims of such holders, and the Eligible Stockholders shall not be entitled to any portion thereof.
               (b) Loss of Dissenting Share Status. Notwithstanding the provisions of Section 1.9(a), if any holder of shares of Company Capital Stock who demands appraisal of such holder’s shares under the DGCL shall effectively withdraw or lose (through the failure to perfect or otherwise) such holder’s right to appraisal, then as of the Closing or the occurrence of such event, whichever later occurs, such holder’s shares of Company Capital Stock shall automatically be converted into the right to receive the applicable Merger Consideration, without interest thereon, as and when payable pursuant to this Agreement, following the surrender of the certificate or certificates representing such shares of Company Capital Stock.
               (c) Notice of Dissenting Shares. The Company shall give Parent: (i) prompt notice of any demands for appraisal of shares of Company Capital Stock received by the Company, withdrawals of any demands, and any other instruments served pursuant to the DGCL and received by the Company; and (ii) the opportunity to direct all negotiations and proceedings with respect to any such demands for appraisal. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal of shares of Company Capital Stock or offer to settle any such demands other than by operation of law or pursuant to a final order of a court of competent jurisdiction.

     1.10 Exchange of Certificates.
          (a) Letter of Transmittal — Capital Stock. Prior to or promptly after the Effective Time, Parent shall mail, or cause to be mailed, to each record holder of Company Capital Stock immediately prior to the Effective Time: (i) a letter of transmittal containing such provisions as Parent may specify (including a provision confirming that delivery of Company Stock Certificates (as defined in Section 1.10(c)) shall be effected, and risk of loss and title to Company Stock Certificates shall pass, only upon receipt of such Company Stock Certificates by Parent, and a provision whereby such holder agrees to be bound by the provisions of Sections 1.10, 9 and 10.1) (a “Letter of Transmittal”); and (ii) instructions for use in effecting the exchange of Company Stock Certificates for the Merger Consideration, if any, payable with respect to such Company Capital Stock. Upon the surrender to Parent of a Company Stock Certificate (or an affidavit of lost stock certificate as described in Section 1.10(d)), together with a duly executed Letter of Transmittal and such other documents as Parent may reasonably request, the holder of such Company Stock Certificate shall be entitled to receive in exchange therefor the Merger Consideration, if any, which such holder has the right to receive pursuant to this Agreement, and the Company Stock Certificate so surrendered shall forthwith be canceled. From and after the Effective Time, each Company Stock Certificate which prior to the Effective Time represented shares of Company Capital Stock shall be deemed to represent only the right to receive the Merger Consideration, if any, payable with respect to such shares, and the holder of each such Company Stock Certificate shall cease to have any rights with respect to the shares of Company Capital Stock formerly represented thereby.
          (b) Payments to Others. If payment or issuance of Merger Consideration in respect of shares of Company Capital Stock converted pursuant to this Agreement is to be made to a Person other than the Person in whose name a surrendered Company Stock Certificate is registered, it shall be a condition to such payment that the Company Stock Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the Person requesting such payment shall have paid any transfer and other Taxes required by reason of such payment in a name other than that of the registered holder of the Company Stock Certificate surrendered or shall have established to the satisfaction of Parent that such Tax either has been paid or is not payable.
          (c) Stock Transfer Books. As of the Effective Time, the stock transfer books of the Company shall be closed and there shall not be any further registration of transfers of shares of Company Capital Stock thereafter on the records of the Company. If, after the Effective Time, certificates for shares of Company Capital Stock (“Company Stock Certificates”) are presented to the Surviving Corporation, they shall be canceled and exchanged for the Merger Consideration, if any, payable with respect to such shares as provided for in this Section 1. No interest shall accrue or be paid on any Merger Consideration payable upon the surrender of a Company Stock Certificate which immediately before the Effective Time represented outstanding shares of Company Capital Stock.
          (d) Lost Certificates. In the event any Company Stock Certificate representing shares of Company Capital Stock converted in connection with the Merger pursuant to Section 1.5 shall have been lost, stolen or destroyed, Parent may, in its discretion and as a condition precedent to the payment of any Merger Consideration with respect to the shares of Company Capital Stock previously represented by such Company Stock Certificate, require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an appropriate affidavit and to deliver a bond (in such amount, form and with such surety as Parent may reasonably direct) as indemnity against any claim that may be made against Parent, the Surviving Corporation or any affiliated party with respect to such Company Stock Certificate.
          (e) Dividends., Etc. No dividends or other distributions declared or made with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Company Stock Certificate with respect to the shares of Parent Common Stock represented thereby and no cash payment in lieu of any fractional share shall be paid to any such holder, until such holder surrenders such Company Stock Certificate or, if such Company Stock Certificate is lost or stolen, such holder delivers the affidavit and bond referred to above, in accordance with this Section 1.10 (at which time such holder shall be entitled, subject to the effect of applicable abandoned property, escheat or similar laws and subject to Section 1.10(g), to receive all such dividends and distributions and such cash payment).
          (f) Cash in Lieu of Fractional Shares. No fractional shares of Parent Common Stock shall be issued in connection with the Merger, and no certificates for any such fractional shares shall be issued. In lieu of such fractional shares, any holder of capital stock of the Company who would otherwise be entitled to receive a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock issuable to such holder) shall, upon surrender of such holder’s Company Stock Certificate(s), be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by the Average Closing Stock Price.
          (g) Escheat. Notwithstanding anything in this Agreement to the contrary, neither Parent nor any other Person shall be liable to any holder of shares of Company Capital Stock or to any other Person for any amount paid to a public official pursuant to applicable abandoned property law, escheat law or similar Legal Requirement. Any amounts remaining unclaimed by holders of shares of Company Capital Stock three years after the Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Body) shall, to the extent permitted by applicable Legal Requirements, become the property of Parent free and clear of any Encumbrance.
          (h) Withholding. Each of Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or issuable pursuant to this Agreement to any security holder or former security holder of the Company such amounts as Parent determines in good faith are required to be deducted or withheld therefrom or in connection therewith under the Code or any provision of state, local or foreign Tax law or similar Legal Requirement or under any other applicable Legal Requirement. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.
     1.11 Further Action. If, at any time after the Effective Time, any further action is reasonably determined by Parent to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation or Parent with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take such action.
2. Representations and Warranties of the Company
     Subject to the Disclosure Schedule prepared in accordance with Section 5.19, the Company represents and warrants, to and for the benefit of the Indemnitees, as of the Closing, as follows:
     2.1 Due Organization; No Subsidiaries; Etc.
          (a) Organization. The Company and each of its Subsidiaries has been duly organized, and is validly existing and in good standing (in jurisdictions in which such concept applies) under the laws of the jurisdiction of its formation. The Company and each of its Subsidiaries has full power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Contracts to which it is a party or by which it is bound.
          (b) Qualification. The Company and each of its Subsidiaries is qualified, licensed or admitted to do business as a foreign corporation, and is in good standing (to the extent that the applicable jurisdiction recognizes the concept of good standing), under the laws of all jurisdictions where the property owned, leased or operated by it or the nature of its business requires such qualification, license or admission and where the failure to be so qualified, licensed or admitted will or could reasonably be expected to have or result in a Material Adverse Effect. Part 2.1(b) of the Disclosure Schedule accurately sets forth each jurisdiction where the Company and each of its Subsidiaries is qualified, licensed and admitted to do business.
          (c) Directors and Officers. Part 2.1(c) of the Disclosure Schedule accurately sets forth: (i) the names of the members of the board of directors of the Company and each of its Subsidiaries; (ii) the names of the members of each committee of the board of directors of the Company and each of its Subsidiaries; and (iii) the names and titles of the officers of the Company and each of its Subsidiaries.
          (d) No Subsidiaries. Except for the Subsidiaries and equity interests identified in Part 2.1(d) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries owns, beneficially or otherwise, any shares or other securities of, or any direct or indirect equity interest in, any Entity. Neither the Company nor any of its Subsidiaries has agreed or is obligated to make any future investment in or capital contribution to any Entity. Except as set forth on Part 2.1(d) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has guaranteed or is responsible or liable for any obligation of any Entity.
     2.2 Charter Documents; Records. The Company has delivered to Parent accurate and complete copies of: (a) the certificate of incorporation and bylaws or similar organizational documents, including all amendments thereto, of the Company and each of its Subsidiaries (the “Charter Documents”); and (b) the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the stockholders or members, the board of directors and all committees of the board of directors of the Company and each of its Subsidiaries since January 1, 2007, which minutes or other records contain a complete summary of all meetings of directors, stockholders and members, and all actions taken thereat or by written consent, since January 1, 2007. All actions taken and all transactions entered into by the Company and each of its Subsidiaries have been duly approved by all necessary action of its board of directors and stockholders, as applicable. There has been no violation of any of the provisions of any of the Charter Documents, and neither the Company nor any of its Subsidiaries has taken any action that is inconsistent in any material respect with any resolution adopted by the Company’s or such Subsidiary’s stockholders, board of directors or any committee of the board of directors. The books of account, stock records, minute books and other records of the Company and each of its Subsidiaries are accurate, up-to-date and complete in all material respects, and have been maintained in accordance with all applicable Legal Requirements.
     2.3 Capitalization.
          (a) Outstanding Securities. The authorized capital stock of the Company consists of: (i) 42,312,520 shares of Company Common Stock, of which 1,099,281.80 shares are issued and outstanding as of the date of this Agreement; and (ii) 33,704,370 shares of Company Preferred Stock, of which: (A) 1,248,280 shares are designated as “Series A Convertible Preferred Stock,” 1,248,270.40 shares of which are issued and outstanding as of the date of this Agreement; (B) 1,078,380 shares are designated as “Series B Convertible Preferred Stock,” 888,767.70 shares of which are issued and outstanding as of the date of this Agreement; (C) 10,957,110 shares are designated as “Series C Convertible Preferred Stock,” 10,957,103.10 of which are issued and outstanding as of the date of this Agreement; (D) 5,235,890 shares are designated as “Series D Convertible Preferred Stock,” 5,033,996.27 of which are issued and outstanding as of the date of this Agreement; and (E) 15,184,710 shares are designated as “Series E Convertible Preferred Stock,” 10,978,469.30 of which are issued and outstanding as of the date of this Agreement. There are no shares of capital stock held in the Company’s treasury. The Company has never declared or paid any dividends on any shares of Company Capital Stock. Part 2.3(a) of the Disclosure Schedule sets forth the names of the Company’s stockholders, the addresses of the Company’s stockholders provided to the Company by such stockholders and the class, series and number of shares of Company Capital Stock owned of record by each of such stockholders. All of the outstanding shares of Company Capital Stock have been duly authorized and validly issued, and are fully paid and nonassessable, and, except as set forth in Part 2.3(a) of the Disclosure Schedule, none of such shares is subject to any repurchase option, forfeiture provision or restriction on transfer (other than restrictions on transfer imposed by virtue of applicable federal and state securities laws and restrictions set forth in the Charter Documents). Each share of Company Preferred Stock is convertible into the number of shares of Company Common Stock set forth in Part 2.3(a) of the Disclosure Schedule. No shares of capital stock of the Company are owned by any Subsidiary of the Company.
          (b) Stock Options. The Company has reserved 7,790,551 shares of Company Common Stock for issuance under the Company Option Plan, of which options with respect to 6,505,662 shares are outstanding as of the date of this Agreement. Part 2.3(b) of the Disclosure Schedule accurately sets forth, with respect to each Company Option that is outstanding as of the date of this Agreement: (i) the name of the holder of such Company Option; (ii) the total number of shares of Company Common Stock that are subject to such Company Option and the number of shares of Company Common Stock with respect to which such Company Option is immediately exercisable; (iii) the date on which such Company Option was granted and the term of such Company Option; (iv) the exercise price per share of Company Common Stock purchasable under such Company Option; and (v) with respect to the Company Options granted to Israeli taxpayers, whether each such Company Option was granted pursuant to Section 3(i) of the Israeli Code, Section 102 of the Israeli Code (prior to June 30, 2003) or Section 102 of the Israeli Code (on or after June 30, 2003) and the subsection of Section 102 pursuant to which the Company Option was granted. Each grant of a Company Option was duly authorized no later than the date on which the grant of such Company Option was by its terms to be effective (the “Grant Date”) by all necessary corporate action, including, as applicable, approval by the board of directors of the Company (or a duly constituted and authorized committee thereof) and any required stockholder approval by the necessary number of votes or written consents, and the award agreement governing such grant (if any) was duly executed and delivered by each party thereto, each such grant was made in accordance with the terms of the applicable compensation plan or arrangement of the Company and all other applicable Legal Requirements, the per share exercise price of each Company Option was no less than the fair market value of a share of Company Common Stock on the applicable Grant Date and each such grant was properly accounted for in accordance with GAAP in the financial statements (including the related notes) of the Company. Except as set forth in Part 2.3(b) of the Disclosure Schedule, all options with respect to shares of Company Common Stock that were ever issued by the Company ceased to vest on the date on which the holder thereof ceased to be an employee of or a consultant to the Company. The exercise of the Company Options and the payment of cash in respect thereof complied and will comply with the terms of the Company Option Plan, all Contracts applicable to such Company Options and all Legal Requirements that are applicable and, as of the Closing, no former holder of a Company Option will have any rights with respect to such Company Option.
          (c) Warrants. Part 2.3(c) of the Disclosure Schedule accurately sets forth, with respect to each Company Warrant that is outstanding as of the date of this Agreement: (i) the name of the holder of such Company Warrant; (ii) the class, series and total number of shares of Company Capital

Stock that are subject to such Company Warrant and the class, series and number of shares of Company Capital Stock with respect to which such Company Warrant is immediately exercisable; (iii) the date on which such Company Warrant was issued and the term of such Company Warrant; (iv) the vesting schedule for such Company Warrant; and (v) the exercise price per share of Company Capital Stock purchasable under such Company Warrant. The Company has delivered to Parent accurate and complete copies of each Contract pursuant to which any Company Warrant is outstanding. As of the Closing, no former holder of a Company Warrant will have any rights with respect to such Company Warrant other than the right to receive merger consideration in respect thereof as contemplated by this Agreement.
          (d) Subsidiaries. All of the outstanding shares of capital stock of, or other equity interests in, each Subsidiary of the Company have been duly authorized and validly issued and are fully paid and nonassessable, and none of such shares is subject to any repurchase option, forfeiture provision or restriction on transfer (other than restrictions on transfer imposed by virtue of applicable federal and state securities laws). All of the outstanding capital stock or securities of, or other equity interests in, each of the Subsidiaries of the Company (the “Subsidiary Capital Stock”), is owned, directly or indirectly, by the Company, and is owned free and clear of any lien or Encumbrance and free of any other limitation or restriction. Part 2.3(d) of the Disclosure Schedule lists: (i) each Subsidiary of the Company; (ii) its jurisdiction of incorporation or organization; and (iii) the location of its principal executive office.
          (e) No Other Securities. Except as set forth in Part 2.3(b), 2.3(c) or 2.3(d) of the Disclosure Schedule, there is no: (i) outstanding subscription, option, call, convertible note, warrant or right (whether or not currently exercisable) to acquire any shares of Company Capital Stock, Subsidiary Capital Stock or other securities of the Company or any of its Subsidiaries; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of Company Capital Stock or Subsidiary Capital Stock (or cash based on the value of any of such shares) or other securities of the Company or any of its Subsidiaries; (iii) Contract under which the Company or any of its Subsidiaries is or may become obligated to sell or otherwise issue any shares of Company Capital Stock, Subsidiary Capital Stock or any other securities, including any promise or commitment to grant Company Options or other securities of the Company or any of its Subsidiaries to an employee of or other service provider to the Company or any of its Subsidiaries; or (iv) condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of Company Capital Stock, Subsidiary Capital Stock or other securities of the Company or any of its Subsidiaries. As of the Effective Time, there will be no outstanding options, warrants or other rights to purchase shares of Company Capital Stock or Subsidiary Capital Stock.
          (f) Legal Issuance. All outstanding shares of Company Capital Stock and Subsidiary Capital Stock, all outstanding Company Options and Company Warrants and all other securities that have ever been issued or granted by the Company or any of its Subsidiaries have been issued and granted in compliance with: (i) all applicable securities laws and other applicable Legal Requirements; and (ii) all requirements set forth in all applicable Contracts. None of the outstanding shares of Company Capital Stock or Subsidiary Capital Stock were issued in violation of any preemptive rights or other rights to subscribe for or purchase securities of the Company or any of its Subsidiaries. Part 2.3(f) of the Disclosure Schedule accurately identifies each Company Contract relating to any securities of the Company or any of its Subsidiaries that contains any information rights, registration rights, financial statement requirements or other terms that would survive the Closing unless terminated or amended prior to the Closing.
          (g) Repurchased Shares. Part 2.3(g) of the Disclosure Schedule accurately sets forth with respect to any shares of capital stock ever repurchased or redeemed by the Company or any of its Subsidiaries (other than repurchases from employees of the Company and its Subsidiaries pursuant to customary repurchase rights in the ordinary course of business): (i) the name of the seller of such shares; (ii) the number, class and series of shares repurchased or redeemed; (iii) the date of such repurchase or redemption; and (iv) the price paid by the Company or such Subsidiary for such shares. All shares of capital stock of the Company and its Subsidiaries ever repurchased or redeemed by the Company or any of its Subsidiaries were repurchased or redeemed in compliance with: (A) all applicable securities laws and other applicable Legal Requirements; and (B) all requirements set forth in all applicable Contracts.
          (h) Merger Consideration Certificate. Attached to Part 2.3(h) of the Disclosure Schedule is a certificate (the “Merger Consideration Certificate”), duly executed on behalf of the Company by the chief financial officer of the Company, containing the following information, all of which is true and accurate as of the Closing: (i) the aggregate amount of Company Transaction Expenses: (aa) paid prior to or at the Closing; and (bb) payable after the Closing (with respect to services performed or actions taken prior to the Closing); (ii) the Closing Indebtedness Amount; (iii) a schedule of all accounts payable of the Company and each of its Subsidiaries as of November 30, 2009 and the aging of such accounts payable; (iv) the name and address of record of each Person who is a stockholder of the Company immediately prior to the Effective Time; (v) the number of shares of Company Capital Stock of each class and series held by each such stockholder immediately prior to the Effective Time; (vi) the consideration that each stockholder is entitled to receive at Closing pursuant to Section 1; and (vii) the amount, if any, required to be withheld (under applicable Legal Requirements) from the consideration that each stockholder is entitled to receive at Closing pursuant to Section 1. As of the Effective Time, there will be no unpaid or outstanding Company Transaction Expenses, other than the amount set forth in Part 2.3(h) of the Disclosure Schedule which will be paid in January, 2010 out of the loans constituting Closing Indebtedness Amount. All Company Transaction Expenses have been satisfied and paid in full prior to or at the Closing out of funds received by the Company in connection with certain loans to the Company which constitute a portion of the Closing Indebtedness Amount. There is no Closing Indebtedness Amount, other than that which is required to be repaid in exchange for (and which will be canceled after receipt of) shares of Parent Common Stock pursuant to “pay-off” letters delivered by the Company to Parent prior to the date of this Agreement.
     2.4 Financial Statements and Related Information.
          (a) Delivery of Financial Statements. The Company has delivered to Parent the following financial statements and notes (collectively, the “Company Financial Statements”): (i) the audited consolidated balance sheets of the Company as of December 31, 2006, December 31, 2007 and December 31, 2008, and the related audited consolidated statements of income, statements of stockholders’ equity and statements of cash flows for the years ended December 31, 2006, December 31, 2007 and December 31, 2008, together with the notes thereto and the unqualified report and opinion of KMPG relating thereto; and (ii) the unaudited consolidated balance sheet of the Company as of September 30, 2009 (the “Unaudited Interim Balance Sheet” and such date, the “Unaudited Interim Balance Sheet Date”), and the related unaudited consolidated statement of income, statements of stockholders’ equity and statements of cash flows for the nine months ended September 30, 2009.
          (b) Fair Presentation. The Company Financial Statements present fairly the financial position of the Company as of the respective dates thereof and the results of operations and cash flows of the Company for the periods covered thereby. The Company Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered, except that the financial statements referred to in Section 2.4(a)(ii) do not contain footnotes and are subject to normal recurring year-end adjustments, such adjustments not being material in amount.
          (c) Internal Controls. The books, records and accounts of the Company accurately and fairly reflect, in all material respects, in reasonable detail, the transactions in and dispositions of the assets of the Company and its Subsidiaries. The systems of internal accounting controls maintained by the Company and each of its Subsidiaries are sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.
          (d) Receivables. Part 2.4(d) of the Disclosure Schedule provides an accurate and complete breakdown and aging of all accounts receivable, notes receivable and other receivables of the Company and each of its Subsidiaries as of November 30, 2009. Except as set forth in Part 2.4(d) of the Disclosure Schedule, all existing accounts receivable of the Company and each of its Subsidiaries (including those accounts receivable reflected on the Unaudited Interim Balance Sheet that have not yet been collected and those accounts receivable that have arisen since September 30, 2009 and have not yet been collected) represent valid obligations of customers of the Company and each of its Subsidiaries arising from bona fide transactions entered into in the ordinary course of business.
          (e) Inventory. The inventory of the Company and each of its Subsidiaries reflected on the Unaudited Interim Balance Sheet (including all raw materials, work in process, finished goods, parts, buffer stock and any of the same on consignment) (collectively, “Inventory”) was as of September 30, 2009, and the current Inventory of the Company and each of its Subsidiaries (the “Current Inventory”) is, in usable and saleable condition in the ordinary course of business, in all material respects. The Current Inventory is not excessive in comparison to the past practice and current business plans of the Company and its Subsidiaries and is adequate in all material respects in relation to the current trading requirements of the businesses of the Company and its Subsidiaries, and none of the Current Inventory is obsolete, slow moving, unmarketable or of limited value in relation to the current businesses of the Company and its Subsidiaries in any material respect.
          (f) Customers. Part 2.4(f) of the Disclosure Schedule accurately identifies, and provides an accurate and complete breakdown of the revenues received from, each customer of the Company and its Subsidiaries in the fiscal year ended December 31, 2008 and in the nine months ended September 30, 2009. Neither the Company nor any of its Subsidiaries has received any written notice (and, to the Knowledge of the Company, neither the Company nor any of its Subsidiaries has received any other notice or information) indicating that any such customer or other Person identified in Part 2.4(f) of the Disclosure Schedule intends to, or is expected to, cease dealing (or materially reduce the volume of business) with the Company or any of its Subsidiaries.
     2.5 Liabilities.
          (a) No Liabilities. Neither the Company nor any of its Subsidiaries has accrued, contingent or other Liabilities of any nature, either matured or unmatured (whether or not required to be reflected in financial statements in accordance with GAAP, and whether due or to become due), except for: (i) Liabilities identified as such in the “liabilities” column of the Unaudited Interim Balance Sheet; (ii) accounts payable or accrued salaries that have been incurred by the Company and each of its Subsidiaries since the Unaudited Interim Balance Sheet Date in the ordinary course of business and consistent with the Company’s and each of its Subsidiaries’ past practices; (iii) Liabilities under the Company Contracts that are expressly set forth in and identifiable by reference to the text of such Company Contract; and (vi) the Liabilities identified in Part 2.5(a) of the Disclosure Schedule.

          (b) Accounts Payable. Part 2.5(b) of the Disclosure Schedule provides an accurate and complete breakdown and aging of: (i) all accounts payable of the Company and each of its Subsidiaries as of the date of this Agreement; and (ii) all notes payable of the Company and each of its Subsidiaries and all other indebtedness of the Company and each of its Subsidiaries for borrowed money as of the date of this Agreement.
          (c) No “Off-Balance Sheet” Arrangements. Neither the Company nor any of its Subsidiaries has ever effected or otherwise been involved in any “off-balance sheet arrangements” (as defined in Item 303(a)(4)(ii) of Regulation S-K under the Securities Exchange Act of 1934, as amended). Without limiting the generality of the foregoing, neither the Company nor any of its Subsidiaries has ever guaranteed any debt or other obligation of any other Person.
     2.6 Absence of Changes. Except as set forth in Part 2.6 of the Disclosure Schedule, since the Unaudited Interim Balance Sheet Date:
          (a) there has not been any Material Adverse Effect, and no event has occurred or circumstance has arisen that, in combination with any other events or circumstances, will or would reasonably be expected to have or result in a Material Adverse Effect;
          (b) there has not been any material loss, damage or destruction to, or any material interruption in the use of, any of the Company’s or any of its Subsidiaries’ material assets (whether or not covered by insurance);
          (c) neither the Company nor any of its Subsidiaries has declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of its capital stock or other securities except as required under its Charter Documents, and neither the Company nor any of its Subsidiaries has repurchased, redeemed or otherwise reacquired any of its shares of capital stock or other securities, other than from former employees, directors and consultants pursuant to restricted stock purchase agreements or stock option agreements providing for the repurchase of such securities in connection with their termination of service to the Company or any of its Subsidiaries;
          (d) neither the Company nor any of its Subsidiaries has sold, issued, granted or authorized the sale, issuance or grant of: (i) any capital stock or other security (except for Company Common Stock issued upon the exercise of outstanding Company Options); (ii) any option, call, warrant or right to acquire any capital stock or other security (except for Company Options described in Part 2.3(b) of the Disclosure Schedule); or (iii) any instrument convertible into or exchangeable for any capital stock (or cash based on the value of such capital stock) or other security;
          (e) neither the Company nor any of its Subsidiaries has amended or waived any of its rights under, or permitted the acceleration of vesting under: (i) any provision of the Company Option Plan; (ii) any provision of any agreement evidencing any outstanding Company Option; or (iii) any restricted stock agreement;
          (f) there has been no amendment to any of the Charter Documents of the Company or any of its Subsidiaries (other than the Certificate Amendment), and neither the Company nor any of its Subsidiaries has effected or been a party to any Acquisition Transaction, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

          (g) neither the Company nor any of its Subsidiaries has made any capital expenditure which, when added to all other capital expenditures made on behalf of the Company, exceeds $50,000;
          (h) neither the Company nor any of its Subsidiaries has made any material amendment to, or prematurely terminated or waived any material right or remedy under, any Contract that is or would constitute a Material Contract (as defined in Section 2.11(a));
          (i) neither the Company nor any of its Subsidiaries has entered into any Contract: (i) with respect to manufacturing, assembly or warehousing services; (ii) with respect to the sale, lease or delivery of equipment (other than Contracts for the sale of products in the ordinary course of business consistent with past practices); (iii) that obligates the Company or any of its Subsidiaries (or otherwise contemplates) the grant of a material license in the future (whether based on the occurrence or non-occurrence of a particular event or otherwise); (iv) with any Governmental Body or any university, college or other educational institution; (v) that contains: (A) any automatic price adjustment mechanisms; or (B) any commitment on the part of the Company or any of its Subsidiaries with respect to the maintenance of prices of products for any period of time; (vi) pursuant to which any Person is granted access to any material Company IP; (vii) that contains indemnification (or similar) obligations on the part of the Company or any of its Subsidiaries (other than customary intellectual property indemnification obligations in the ordinary course of business consistent with past practices); (viii) that includes performance-related penalties on the part of the Company or any of its Subsidiaries; (ix) that obligates the Company or any of its Subsidiaries to accept any purchase order or similar order; (x) that includes volume purchase commitments; (xi) involving commitments of non-recurring engineering; or (xii) that contains commitments with respect to products (including commitments for future development of products, providing upgrades to products or the shipment of products) that are not terminable by the Company and its Subsidiaries (without penalty) on notice of less than 90 days;
          (j) neither the Company nor any of its Subsidiaries has: (i) acquired, leased or licensed any material asset from any other Person; (ii) sold or otherwise disposed of, or leased or licensed, any material right or other material asset to any other Person; or (iii) waived or relinquished any right, except for immaterial rights or other immaterial assets and rights and assets acquired, leased, licensed or disposed of in the ordinary course of business and consistent with past practices of the Company and each such Subsidiary;
          (k) neither the Company nor any of its Subsidiaries has written off as uncollectible, or established any extraordinary reserve with respect to, any account receivable or other indebtedness in excess of $15,000 with respect to a single matter, or in excess of $50,000 in the aggregate;
          (l) neither the Company nor any of its Subsidiaries has made any pledge of any of its assets or otherwise permitted any of its assets to become subject to any Encumbrance, except for Permitted Encumbrances and pledges of immaterial assets made in the ordinary course of business and consistent with the Company’s and such Subsidiary’s past practices;
          (m) neither the Company nor any of its Subsidiaries has: (i) lent money to any Person (other than pursuant to routine and reasonable travel advances made to current employees of the Company and its Subsidiaries in the ordinary course of business); or (ii) incurred or guaranteed any indebtedness for borrowed money;

          (n) neither the Company nor any of its Subsidiaries has: (i) established, adopted or amended any Company Employee Plan; (ii) made any bonus, profit-sharing or similar payment to, or increased the amount of wages, salary, commissions, fringe benefits or other compensation (including equity-based compensation, whether payable in cash or otherwise) or remuneration payable to, any of its directors, officers or employees; or (iii) other than with respect to non-officer employees and in the ordinary course of business and consistent with past practices, hired any new employee;
          (o) neither the Company nor any of its Subsidiaries has changed any of its methods of accounting or accounting practices in any respect;
          (p) neither the Company nor any of its Subsidiaries has made or changed any Tax election, adopted or changed a material accounting method in respect of Taxes, entered into a Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or closing agreement, settled or comprised a claim, notice, audit report or assessment in respect of Taxes, or consented to an extension or waiver of the statutory limitation period applicable to a claim or assessment in respect of Taxes, nor has the Company or any of its Subsidiaries made any application or negotiation for or receipt of a Tax ruling or arrangement or, to the Knowledge of the Company, any stockholder of the Company or any of its Subsidiaries on their behalf, whether or not in connection with the transactions contemplated in this Agreement;
          (q) neither the Company nor any of its Subsidiaries has commenced or settled any Legal Proceeding;
          (r) neither the Company nor any of its Subsidiaries has made any application for or received any Grant;
          (s) neither the Company nor any of its Subsidiaries has entered into any material transaction or taken any other material action outside the ordinary course of business or inconsistent with its past practices other than as contemplated by this Agreement and the Ancillary Agreements; and
          (t) neither the Company nor any of its Subsidiaries has agreed or legally committed to take any of the actions referred to in clauses “(c)” through “(s)” above.
     2.7 Title to Assets.
          (a) Good Title. The Company and each of its Subsidiaries owns, and has good and valid title to, all material assets purported to be owned by it, including: (i) all material assets reflected on the Unaudited Interim Balance Sheet; (ii) all material assets referred to in Part 2.9(a) of the Disclosure Schedule and all of the rights of the Company and each of its Subsidiaries under the Contracts identified in Part 2.11(a) of the Disclosure Schedule; and (iii) all other material assets reflected in the books and records of the Company and each of its Subsidiaries as being owned by the Company or such Subsidiary. All of said assets are owned by the Company and each of its Subsidiaries free and clear of any liens or other Encumbrances, except for Permitted Encumbrances.
          (b) Leased Assets. Part 2.7(b) of the Disclosure Schedule identifies all assets that are material to the business of the Company and each of its Subsidiaries and that are being leased to the Company and each of its Subsidiaries for which the annual rental payment for each such asset exceeds $50,000.

     2.8 Bank Accounts. Part 2.8 of the Disclosure Schedule provides the following information with respect to each account maintained by or for the benefit of the Company or any of its Subsidiaries at any bank or other financial institution: (a) the name of the bank or other financial institution at which such account is maintained; (b) the account number; (c) the type of account; and (d) the names of all Persons who are authorized to sign checks or other documents with respect to such account.
     2.9 Equipment; Real Property.
          (a) Equipment. All material items of equipment, fixtures and other tangible assets owned by or leased to the Company and each of its Subsidiaries are reasonably adequate for the uses to which they are being put, are in good condition and repair (ordinary wear and tear excepted) and are adequate for the conduct of the Company’s and each of its Subsidiaries’ business in the manner in which the business is currently being conducted.
          (b) Real Property. Part 2.9(b) of the Disclosure Schedule sets forth a list of all real property owned by the Company or any of its Subsidiaries. (The real property and all buildings, structures, fixtures and other improvements described in Part 2.9(b) of the Disclosure Schedule are referred to as the “Owned Real Property.”) The Company and its Subsidiaries have good, marketable and indefeasible fee title to the Owned Real Property. The Company and its Subsidiaries own the Owned Real Property free and clear of any Encumbrances, except for Permitted Encumbrances. All water, sewer, gas, electricity, telephone and other utilities and utility services required by applicable Legal Requirements to be provided with respect to the Owned Real Property, and all such utilities and utility services necessary for the conduct of the businesses of the Company or any of its Subsidiaries at or upon the Owned Real Property, are being supplied to the Owned Real Property and are presently installed and operating properly.
          (c) Part 2.9(c) of the Disclosure Schedule sets forth an accurate and complete description of each lease pursuant to which the Company or any of its Subsidiaries leases real property from any other Person. (All real property leased to the Company and its Subsidiaries, including all buildings, structures, fixtures and other improvements leased to the Company and its Subsidiaries, are referred to as the “Leased Real Property,” and, together with the Owned Real Property, as the “Company Real Property.”) The present use and operation of the Company Real Property is authorized by, and is in compliance in all material respects with, all applicable zoning, land use, building, fire, health, labor, safety and environmental laws and other Legal Requirements. There is no Legal Proceeding pending, or to the Knowledge of the Company threatened, that challenges or adversely affects, or would challenge or adversely affect, the continuation of the present ownership, use or operation of any Company Real Property. To the Knowledge of the Company, there is no existing plan or study by any Governmental Body or by any other Person that challenges or otherwise adversely affects the continuation of the present ownership, use or operation of any Company Real Property. There are no subleases, licenses, occupancy agreements or other contractual obligations of the Company or any of its Subsidiaries that grant the right of use or occupancy of any of the Company Real Property to any Person other than the Company and its Subsidiaries, and there is no Person in possession of any of the Company Real Property other than the Company and its Subsidiaries. The Company and each of its Subsidiaries has complied in all material respects with the terms of all leases (to which they are parties) relating to the Leased Real Property, and all such leases are in full force and effect in all material respects.
     2.10 Intellectual Property.
          (a) Registered IP. Part 2.10(a) of the Disclosure Schedule accurately identifies: (i) each item of Registered IP in which the Company or any of its Subsidiaries has or purports to have an ownership interest of any nature (whether exclusively, jointly with another Person or otherwise); (ii) the jurisdiction in which such item of Registered IP has been registered or filed and the applicable registration or serial number; and (iii) any other Person that has an ownership interest in such item of Registered IP and the nature of such ownership interest. The Company has provided to Parent complete and accurate copies of all applications, material correspondence with any Governmental Body and other material documents related to each such item of Registered IP.
          (b) Inbound Licenses. Part 2.10(b) of the Disclosure Schedule accurately identifies: (i) each Contract pursuant to which any Intellectual Property Right is or has been licensed, sold, assigned or otherwise conveyed or provided to the Company or any of its Subsidiaries by a third party (other than: (A) agreements between the Company or any of its Subsidiaries and its employees in the Company’s standard form thereof; and (B) non-exclusive licenses to third-party software that is not incorporated into, or used in the development, testing, distribution, maintenance or support of, any product of the Company or any of its Subsidiaries and that is not otherwise material to the Company’s business or (C) “shrinkwrap” licenses for commonly available products with a value of less than $50,000); (ii) whether the licenses or rights granted to the Company in each such Contract are exclusive or non-exclusive; and (iii) whether the Company or any of its Subsidiaries has any ongoing royalty or other payment obligations under such Contract.
          (c) Outbound Licenses. Part 2.10(c) of the Disclosure Schedule accurately identifies each Contract pursuant to which any Person has been granted (or may in the future be granted, whether due merely to the passage of time, to the occurrence of an event or otherwise) any license under, or otherwise has received or acquired (or may in the future receive or acquire) any right (whether or not currently exercisable and including a right to receive a license) or interest in, any Company IP, other than object code licenses entered into in the ordinary course of business consistent with past practices as part of any sale of products by the Company or any of its Subsidiaries. Except as set forth on Part 2.10(c) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries is bound by, or subject to, any Contract containing any covenant or other provision that in any way limits or restricts the ability of the Company or any of its Subsidiaries to use, exploit, assert or enforce any Company IP anywhere in the world.
          (d) Royalty Obligations. Part 2.10(d) of the Disclosure Schedule contains a complete and accurate list of any agreements requiring payment by the Company or any of its Subsidiaries of any royalties, fees, commissions and other amounts to any other Person (other than sales commissions paid to employees according to the Company’s standard commissions plan) upon or for the use of any Company IP. Complete and accurate copies of each agreement listed in Part 2.10(d) of the Disclosure Schedule have been provided to Parent.
          (e) Standard Form IP Agreements. The Company has delivered to Parent a complete and accurate copy of each standard form of Company IP Contract used by the Company or any of its Subsidiaries, including each standard form of: (i) terms and conditions of sale; (ii) development agreement; (iii) employee agreement containing any assignment or license of Intellectual Property or Intellectual Property Rights or any confidentiality provision; (iv) consulting or independent contractor agreement containing any assignment or license of Intellectual Property or Intellectual Property Rights or any confidentiality provision; or (v) confidentiality or nondisclosure agreement.
          (f) Ownership Free and Clear. The Company (or one of its Subsidiaries) exclusively owns all right, title and interest to and in the Company IP (other than Intellectual Property Rights exclusively licensed to the Company or any of its Subsidiaries, as identified in Part 2.10(b) of the Disclosure Schedule) free and clear of any Encumbrances (other than nonexclusive licenses granted pursuant to the Contracts listed in Part 2.11(a) of the Disclosure Schedule). Without limiting the generality of the foregoing:

               (i) all documents and instruments necessary to establish, perfect and maintain the rights of the Company and its Subsidiaries in the Registered IP have been validly executed, delivered and filed in a timely manner with the appropriate Governmental Body;
               (ii) each Company Employee who is or was involved in the creation or development of any Company IP has signed a valid and enforceable agreement containing an irrevocable assignment of Intellectual Property Rights pertaining to such Company IP to the Company and confidentiality provisions protecting the Company IP;
               (iii) the Company has taken reasonable steps to maintain the confidentiality of and otherwise protect and enforce its rights in all material proprietary information pertaining to the Company;
               (iv) except as set forth in Part 2.10(f)(iv) of the Disclosure Schedule, no funding, facilities or personnel of any Governmental Body or university, college or other educational institution were used, directly or indirectly, to develop or create, in whole or in part, any Company IP and, to the Knowledge of the Company, no current or former employee, consultant or independent contractor of the Company or any of its Subsidiaries who was involved in, or contributed to, the creation or development of any Company Intellectual Property has performed services for any Governmental Body, for a university, college or other educational institution or for a research center immediately prior to or during a period of time during which such employee, consultant or independent contractor was also performing services for the Company or any of its Subsidiaries; and
               (v) the Company and its Subsidiaries own or otherwise have all Intellectual Property Rights needed to conduct the business of the Company and its Subsidiaries as currently conducted by the Company and its Subsidiaries.
          (g) Valid and Enforceable. All Company IP is valid, subsisting and enforceable. Without limiting the generality of the foregoing:
               (i) no trademark or trade name owned, used or applied for by the Company or any of its Subsidiaries conflicts or interferes with any trademark or trade name owned, used or applied for by any other Person, and the Company and each of its Subsidiaries has taken commercially reasonable steps to protect the use of its material trademarks;
               (ii) Part 2.10(g)(ii) of the Disclosure Schedule accurately identifies and describes each action, filing, and payment that must be taken or made on or before the date that is 60 days after the date of this Agreement in order to maintain the Registered IP in full force and effect; and
               (iii) no interference, opposition, reissue, reexamination or other Legal Proceeding is or has been pending or, to the Knowledge of the Company, threatened, in which the scope, validity or enforceability of any Company IP is being or has been contested or challenged. To the Knowledge of the Company, there is no basis for a claim that any Company IP is invalid or unenforceable.
          (h) No Third-Party Infringement of Company IP. To the Knowledge of the Company, no Person has infringed, misappropriated or otherwise made unlawful use of, and no Person is currently infringing, misappropriating or otherwise making unlawful use of, any Company IP. Part 2.10(h) of the Disclosure Schedule accurately identifies (and the Company has delivered to Parent a complete and accurate copy of) (i) each letter or other written communication; (ii) each electronic communication; and (iii) all other correspondence or communications, in each case under clauses “(i),” “(ii)” and “(iii)” of this sentence that has been received by or sent by the Company or any of its Subsidiaries or any Representative of the Company or any of its Subsidiaries regarding any actual, alleged or suspected infringement or misappropriation of any Company IP, and provides a brief description of the current status of the matter referred to in such letter, communication or correspondence. If such correspondence or communication was oral, Part 2.10(h) of the Disclosure Schedule includes a summary of such correspondence or communication.
          (i) Effects of This Transaction. Neither the execution, delivery or performance of this Agreement or any Ancillary Agreement, nor the consummation of any of the transactions contemplated by this Agreement or any Ancillary Agreement will, with or without notice or lapse of time or both, result in, or give any other Person the right or option to cause or declare: (i) a loss of, or Encumbrance on, any Company IP; (ii) a breach of or default under any Company IP Contract; (iii) the release, disclosure or delivery of any Company IP by or to any escrow agent or other Person; or (iv) the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any of the Company IP.
          (j) No Infringement of Third-Party IP Rights. None of the Company or any of its Subsidiaries has ever infringed (directly, contributorily, by inducement or otherwise), misappropriated or otherwise made unlawful use of any Intellectual Property Right of any other Person. No product of the Company or any Subsidiary of the Company infringes, violates or makes unlawful use of any Intellectual Property Right of, or contains any Intellectual Property misappropriated from, any other Person. Without limiting the generality of the foregoing:
               (i) no infringement, misappropriation or similar claim or Legal Proceeding is pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or against any other Person who is or may be entitled to be indemnified, defended, held harmless or reimbursed by the Company or any of its Subsidiaries with respect to such claim or Legal Proceeding;
               (ii) none of the Company or any of its Subsidiaries has ever received any notice or other communication (in writing or otherwise) relating to any actual, alleged or suspected infringement, misappropriation or violation by the Company or any of its Subsidiaries, any Company Employee or agents of the Company of any Intellectual Property Rights of another Person, including any letter or other communication suggesting or offering that the Company or any of its Subsidiaries obtain a license to any Intellectual Property Right of another Person or otherwise identifying any specific patent owned or controlled by the communicator as being of possible interest or value to the Company; and
               (iii) none of the Company or any of its Subsidiaries is bound by any Contract to indemnify, defend, hold harmless or reimburse any other Person with respect to, or otherwise assumed or agreed to discharge or otherwise take responsibility for, any existing or potential Intellectual Property infringement, misappropriation or similar claim relating to the Company IP (other than indemnification provisions in the Company’s standard forms of Company IP Contracts).
          (k) No Harmful Code. None of the software (including firmware and other software embedded in hardware devices) owned, developed (or currently being developed), used, marketed, distributed, licensed or sold by the Company or any of its Subsidiaries (excluding any third-party software that is generally available on standard commercial terms and is licensed to the Company or any of its Subsidiaries solely for internal use on a non-exclusive basis) (collectively, the “Company Software”) contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing, any of the following functions: (i) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (ii) damaging or destroying any data or file without the user’s consent.
          (l) Use of Open Source Code. Part 2.10(l) of the Disclosure Schedule accurately identifies and describes: (i) each item of Open Source Code that is contained in, distributed with or used in the development of the Company Software or from which any part of any Company Software is derived; (ii) the applicable license terms for each such item of Open Source Code; and (iii) the Company Software to which each such item of Open Source Code relates. No Company Software contains, is derived from, is distributed with or is being or was developed using Open Source Code that is licensed under any terms that: (A) impose or could impose a requirement or condition that any Company Software or part thereof: (1) be disclosed or distributed in source code form; (2) be licensed for the purpose of making modifications or derivative works; or (3) be redistributable at no charge; or (B) otherwise impose or could impose any other material limitation, restriction, or condition on the right or ability of the Company or any of its Subsidiaries to use or distribute any Company Software.
          (m) Privacy Policies; Personal Data. The Company does not in the ordinary course of its business as currently conducted collect, maintain or store Personal Data or User Data, other than Personal Data collected or maintained by the Company in connection with employing or engaging employees or independent contractors. To the Knowledge of the Company, there has been no unauthorized or illegal use of or access to any such Personal Data collected or maintained by the Company. Neither the execution, delivery or performance of this Agreement or any Ancillary Agreement nor the consummation of any of the transactions contemplated by this Agreement or any such Ancillary Agreement will result in any violation of any Company Privacy Policy or any Legal Requirement pertaining to privacy or Personal Data.
          (n) Products Subject to Evaluation. Part 2.10(n) of the Disclosure Schedule identifies each Person that, as of the date of this Agreement, is in possession of any pre-release or prototype product of the Company or any of its Subsidiaries for evaluation or similar purposes, together with an identification of the product that is being so evaluated. Part 2.10(n) of the Disclosure Schedule also identifies whether or not such possession is pursuant to an NDA and includes a copy of such NDA.
     2.11 Contracts.
          (a) List of Contracts. Part 2.11(a) of the Disclosure Schedule accurately identifies:
               (i) (A) each Company Contract relating to the employment of, or the performance of services by, any Company Employee; (B) any Company Contract pursuant to which the Company or any of its Subsidiaries is or may become obligated to make any severance, termination or similar payment to any Company Employee; and (C) any Company Contract pursuant to which the Company or any of its Subsidiaries is or may become obligated to make any bonus or similar payment (other than payment in respect of salary) to any Company Employee;
               (ii) each Company Contract which provides for indemnification of any officer, director, employee or agent;

          (iii) each Company Contract relating to the voting and any other rights or obligations of a stockholder of the Company;
          (iv) each Company Contract relating to the merger, consolidation, reorganization or any similar transaction with respect to the Company or any of its Subsidiaries;
          (v) each Company Contract relating to the acquisition, transfer, development or sharing of any technology, Intellectual Property or Intellectual Property Right that is material to the operation of the business of the Company or any of its Subsidiaries (including any joint development agreement, technical collaboration agreement or similar agreement entered into by the Company or any of its Subsidiaries);
          (vi) each Company Contract relating to the license of any patent, copyright, trade secret or other Intellectual Property or Intellectual Property Right: (A) to the Company or any of its Subsidiaries; or (B) other than object code licenses entered into in the ordinary course of business consistent with past practices as part of any sale of products by the Company or any of its Subsidiaries, from the Company or any of its Subsidiaries;
          (vii) each Company Contract relating to the acquisition, sale, spin-off or outsourcing of any Subsidiary or business unit or operation of the Company or any of its Subsidiaries;
          (viii) each Company Contract creating or relating to any partnership or joint venture or any sharing of revenues, profits, losses, costs or liabilities;
          (ix) each Company Contract imposing any restriction on the Company or any of its Subsidiaries: (A) to compete with any other Person; (B) to acquire any product or other asset or any services from any other Person, to sell any product or other asset to or perform any services for any other Person or to transact business or deal in any other manner with any other Person; or (C) to develop or distribute any technology;
          (x) each Company Contract: (A) granting exclusive rights to license, market, sell or deliver any of the products or services of the Company or any of its Subsidiaries; or (B) otherwise contemplating an exclusive relationship between the Company or any of its Subsidiaries, on the one hand, and any other Person, on the other hand;
          (xi) each Company Contract creating or involving any agency relationship, distribution or reseller arrangement or franchise relationship;
          (xii) each Company Contract regarding the acquisition, issuance or transfer of any securities and each Company Contract affecting or dealing with any securities of the Company or any of its Subsidiaries including any restricted share agreements or escrow agreements;
          (xiii) each Company Contract involving any loan, guaranty, pledge, performance or completion bond or indemnity or surety arrangement;
          (xiv) each Company Contract relating to the purchase or sale of any asset by or to, or the performance of any services by or for, any Related Party;

          (xv) any Company Contract pursuant to which the Company or any Subsidiary made payment of cash or other consideration in excess of $50,000 during twelve months ended December 31, 2008 or that involves or contemplates the payment or delivery of cash or other consideration by the Company or any of its Subsidiaries in an amount or having a value in excess of $50,000 during the twelve month period ending December 31, 2009 or December 31, 2010;
          (xvi) any Company Contract: (A) with any customer of the Company or any of its Subsidiaries who has purchased or licensed any products from the Company or any of its Subsidiaries pursuant to a Contract other than: (1) the Company’s or such Subsidiary’s standard form of customer Contract (with no material deviations); or (2) except as contemplated by clause “(B)” of this sentence or another clause of this Section 2.11(a), a purchase order; or (B) pursuant to which the Company or any Subsidiary received payment of cash or other consideration in excess of $50,000 during the twelve months ended December 31, 2008 or that involves or contemplates the payment or delivery of cash or other consideration to the Company or any of its Subsidiaries in an amount or having a value in excess of $50,000 during the twelve month period ending December 31, 2009 or December 31, 2010.
          (xvii) any Company Contract relating to a Grant; and
          (xviii) any Company Contract which the absence of which would have a Material Adverse Effect.
(Contracts in the respective categories described in clauses “(i)” through “(xviii)” above and all Contracts identified, or required to be identified, in Part 2.11(a) of the Disclosure Schedule are referred to in this Agreement as “Material Contracts.”)
          (b) Delivery of Contracts. The Company has delivered to Parent accurate and complete copies of all written Material Contracts identified in Part 2.11(a) of the Disclosure Schedule, including all amendments thereto. Part 2.11(b) of the Disclosure Schedule provides an accurate and complete description of the material terms of each Material Contract that is not in written form. Each Contract identified in Part 2.11(a) of the Disclosure Schedule is valid and in full force and effect, and is enforceable by the Company or its Subsidiaries, as applicable, in accordance with its terms, subject to: (A) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (B) rules of law governing specific performance, injunctive relief and other equitable remedies.
          (c) No Breach. Except as set forth in Part 2.11(c) of the Disclosure Schedule: (i) neither the Company nor any of its Subsidiaries has committed any material violation or breach, and neither the Company nor any of its Subsidiaries has committed any material default under, any Company Contract, which remains uncured, and, to the Knowledge of the Company, no other Person has committed any material violation or breach, or committed any material default under, any Company Contract which remains uncured; (ii) to the Knowledge of the Company, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time or both) will, or would reasonably be expected to: (A) result in a material violation or breach of any of the provisions of any Company Contract; (B) give any Person the right to declare a default or exercise any remedy under any Company Contract; (C) give any Person the right to accelerate the maturity or performance of any Company Contract; or (D) give any Person the right to cancel, terminate or modify any Company Contract; (iii) since January 1, 2007, neither the Company nor any of its Subsidiaries has received any written notice (and, to the Knowledge of the Company, neither the Company nor any of its Subsidiaries has received any other notice or information) regarding any actual or possible material violation or breach of, or material default under, any Company Contract; and (iv) neither the Company nor any of its Subsidiaries has waived any of its respective material rights under any Company Contract.
          (d) No Renegotiation. No Person has a contractual right pursuant to the terms of any Company Contract to renegotiate any amount paid or payable to the Company or any Subsidiary of the Company under any Material Contract or any other material term or provision of any Material Contract.
          (e) Proposed Contracts. Part 2.11(e) of the Disclosure Schedule identifies and provides a brief description of each proposed Contract as to which any offer, award, written proposal, term sheet or similar document, in each case that would contain binding obligations of the Company or any of its Subsidiaries if accepted by the recipient with no further action on the part of the Company, has been submitted by the Company or any of its Subsidiaries.
     2.12 Compliance with Legal Requirements. The Company and each of its Subsidiaries is, and has at all times been, in compliance in all material respects with each Legal Requirement that is applicable to it or to the conduct of its business or the ownership of its assets, including all Legal Requirements relating to the sale or license (including export) of its products, employment matters and environmental safety and compliance matters. To the Knowledge of the Company, no event has occurred, and no condition or circumstance exists, that will (with or without notice or lapse of time or both) constitute or result in a violation by the Company or any of its Subsidiaries of, or a failure on the part of the Company or any of its Subsidiaries to comply with, any Legal Requirement. Except as set forth in Part 2.12 of the Disclosure Schedule, since January 1, 2007, neither the Company nor any of its Subsidiaries has received any notice written notice (and, to the Knowledge of the Company, neither the Company nor any of its Subsidiaries has received any other notice or information) from any Person regarding any actual or possible violation of in any material respect, or failure to comply with in any material respect, any Legal Requirement.
     2.13 Governmental Authorizations; No Subsidies.
          (a) Governmental Authorizations. Part 2.13(a) of the Disclosure Schedule identifies each Governmental Authorization held by the Company and each of its Subsidiaries other than Governmental Authorizations, such as fire permits or elevator licenses, that are not material to the operation of the business of the Company or any of its Subsidiaries, and the Company has delivered to Parent accurate and complete copies of all Governmental Authorizations identified in Part 2.13(a) of the Disclosure Schedule. The Governmental Authorizations identified in Part 2.13(a) of the Disclosure Schedule are valid and in full force and effect, and collectively constitute all Governmental Authorizations necessary to enable the Company and each of its Subsidiaries to conduct its business in the manner in which its business is currently being conducted, in all material respects. The Company and each of its Subsidiaries is, and has at all times been, in compliance with the terms and requirements of the respective Governmental Authorizations identified in Part 2.13(a) of the Disclosure Schedule. Since January 1, 2007, neither the Company nor any of its Subsidiaries has received any notice or to the Knowledge of the Company any other communication from any Governmental Body regarding: (i) any actual or possible violation in any material respect of or failure in any material respect to comply with any term or requirement of any Governmental Authorization; or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization.
          (b) No Subsidies. Part 2.13(b) of the Disclosure Schedule provides a complete list of all pending and outstanding grants, incentives, qualifications and subsidies (collectively, “Grants”) from the Government of the State of Israel or any agency thereof, or from any other Governmental Body, granted to the Company or any of its Subsidiaries, including from the Israeli Office of Chief Scientist (the “OCS”) and Approved Enterprise Status from the Israeli Investment Center in the Israeli Ministry of

Industry and Commerce (the “Investment Center”). The Company has delivered to Parent accurate and complete copies of all documents requesting Grants or amendments thereto submitted by the Company or any of its Subsidiaries to any Governmental Body and of all letters of approval, and supplements thereto, granted to the Company or any of its Subsidiaries, as well as all correspondence or written summaries pertaining thereto, and has provided Parent with an accurate and complete description of any unwritten or informal arrangements or understandings that relate to the Grants. Without limiting the generality of the foregoing, Part 2.13(b) of the Disclosure Schedule includes the aggregate amounts of each Grant, the aggregate outstanding obligations thereunder of the Company and each of its Subsidiaries with respect to royalties, the composition of such obligations or amount by the product or product family to which it relates; and (e) a detailed description of all products and technologies of the Company and its Subsidiaries developed with Grant funding or derived from technologies or products developed with Grant funding. The Company and each of its Subsidiaries are in material compliance with all of the terms, conditions and requirements of their respective Grants and have fulfilled all the undertakings relating thereto. To the Knowledge of the Company: (i) neither the OCS nor the Investment Center has any intention to revoke or materially modify any of the Grants; and (ii) neither the OCS nor the Investment Center believes that the Company or any of its Subsidiaries is not in compliance in any material respect with the terms of any Grant. Neither the execution, delivery or performance of this Agreement, nor the consummation of the Merger or any of the other transactions contemplated by this Agreement, does or would reasonably be expected to (with or without notice or lapse of time or both) give any Person the right to revoke, withdraw, suspend, cancel, terminate or modify any Grant identified or required to be identified in Part 2.13(b) of the Disclosure Schedule. Except as set forth in Part 2.13(b) of the Disclosure Schedule, none of Company or any of its Subsidiaries has developed any Intellectual Property through the application of any financing made available by any of the Grants.
          (c) Export Compliance. The Company and its Subsidiaries have obtained all approvals necessary for: (i) exporting of any products of the Company and its Subsidiaries that are exported by the Company or its Subsidiaries in the current operation of the business of the Company or any of its Subsidiaries in accordance with all Legal Requirements related to export control; and (ii) importing all products of the Company and its Subsidiaries in the current operation of the business of the Company or any of its Subsidiaries into any country in which any such products are now sold or licensed for use. Except as would not materially and adversely affect the operation of the business of the Company or any of its Subsidiaries, all such export and import licenses and approvals throughout the world are valid, current, outstanding and in full force and effect, and the Company and its Subsidiaries are in compliance with the terms of all such export and import licenses or approvals. There are no pending Legal Proceedings and to the Knowledge of the Company, threatened Legal Proceedings, against the Company or any of its Subsidiaries with respect to such export and import licenses and approvals. To the Knowledge of the Company, there are no facts or circumstances which are reasonably expected to result in a Legal Proceeding against the Company or any of its Subsidiaries or any of their respective businesses or assets or any of the directors or officers of the Company or any of its Subsidiaries, pertaining to export or import transactions. Neither the Company nor its Subsidiaries uses or develops, or engages in, encryption technology, technology with military applications, or other technology whose development, commercialization or export is restricted under applicable Legal Requirements, and none of their respective businesses requires the Company or any of its Subsidiaries to obtain a license from the Israeli Ministry of Defense or an authorized body thereof pursuant to Section 2(a) of the Control of Products and Services Declaration (Engagement in Encryption), 1974, as amended, Control of Products and Services Order (Export of Warfare Equipment and Defense Information) 1991, as amended, or other applicable Legal Requirement regulating the development, commercialization or export of technology.

     2.14 Tax Matters.
          (a) Tax Returns and Payments. All Tax Returns required to be filed by or on behalf of the Company or any of its Subsidiaries (the “Company Returns”) have been timely and properly filed and are true, accurate and complete. All Taxes of the Company and each of its Subsidiaries that are due and payable have been timely and properly paid. All Taxes required to be withheld by the Company or any of its Subsidiaries have been properly and timely withheld and remitted. The Company has delivered to Parent accurate and complete copies of all Tax Returns filed by the Company and each of its Subsidiaries. Part 2.14(a) of the Disclosure Schedule lists each jurisdiction in which the Company and each of its Subsidiaries is required to file a Tax Return. No claim has ever been made by an authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. The Company Financial Statements properly and adequately accrue or reserve for Tax liabilities in accordance with GAAP.
          (b) Audits; Claims. Except as set forth in Part 2.14(b) of the Disclosure Schedule, no Company Tax Return has ever been examined or audited by any Governmental Body. Neither the Company nor any of its Subsidiaries has received from any Governmental Body any: (i) notice indicating an intent to open an audit or other review; (ii) request for information related to Tax matters; or (iii) notice of deficiency or proposed Tax adjustment. No extension or waiver of the limitation period applicable to any Tax Returns has been granted by or requested from the Company or any of its Subsidiaries. No claim or Legal Proceeding is pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries in respect of any Tax. There are no liens for Taxes upon any of the assets of the Company or any of its Subsidiaries except liens for current Taxes not yet due and payable (and for which there are adequate accruals, in accordance with GAAP).
          (c) Parachute Payments. Except as set forth in Part 2.14(c) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any Contract that has resulted or would reasonable be expected to result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding provisions of state, local or foreign Tax law).
          (d) Closing Agreements; Etc. Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any change in method of accounting, closing agreement, intercompany transaction, installment sale or prepaid amount received for a taxable period ending on or prior to the Closing Date. Neither the Company nor any of its Subsidiaries is a party to or bound by any Tax allocation or sharing agreement. Neither the Company nor any of its Subsidiaries has: (i) ever been a member of an Affiliated Group; or (ii) any Liability for the Taxes of any Person (other than the Company or such Subsidiary, as applicable).
          (e) Distributed Stock. Neither the Company nor any of its Subsidiaries has distributed stock of another Person, and neither the Company nor any of its Subsidiaries has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.
          (f) Tax Holidays. There are no (and there have never been any) Tax exemptions, Tax holidays or other Tax reduction agreements or arrangements applicable to the Company or any of its Subsidiaries.
          (g) Net Operating Losses. Aside from the effect of the Merger, neither the Company nor any of its Subsidiaries has any net operating losses or other Tax attributes currently subject to limitations under Sections 382, 383, or 384 of the Code (or any corresponding provisions of state, local or foreign Tax law).
          (h) Adjustment in Taxable Income. Neither the Company nor any of its Subsidiaries is currently, and neither the Company nor any of its Subsidiaries will for any period for which a Tax Return has not been filed be, required to include any adjustment in Taxable income for any Tax period (or portion thereof) pursuant to Section 481 or 263A of the Code (or any comparable provision under state, local or foreign Tax laws) as a result of transactions, events or accounting methods employed prior to the Merger.
          (i) Penalties. Neither the Company nor any of its Subsidiaries has disclosed on its Tax Returns any Tax reporting position taken in any Tax Return which could result in the imposition of penalties under Section 6662 of the Code (or any comparable provisions of state, local or foreign law).
          (j) Tax Shelter and Listed Transactions. Neither the Company nor any of its Subsidiaries has consummated or participated in, and neither the Company nor any of its Subsidiaries is currently participating in, any transaction which was or is a “Tax shelter” transaction as defined in Sections 6662 or 6111 of the Code or the Treasury Regulations promulgated thereunder. Neither the Company nor any of its Subsidiaries has participated in, and neither the Company nor any of its Subsidiaries is currently participating in, a “Listed Transaction” or a “Reportable Transaction” within the meaning of Section 6707A(c) of the Code or Treasury Regulation Section 1.6011-4(b), or any transaction requiring disclosure under a corresponding or similar provision of state, local, or foreign law.
          (k) Transferee or Successor Tax Liability. Neither the Company nor any of its Subsidiaries has any Liability for the Taxes of any Person under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign law) as a transferee or successor, by Contract or otherwise.
          (l) Dual Consolidated Loss. Neither the Company nor any of its Subsidiaries has incurred a dual consolidated loss within the meaning of Section 1503 of the Code.
          (m) Foreign Tax. The Company and each of its Subsidiaries has in its possession official foreign government receipts for any Taxes paid by it to any foreign Tax authorities.
          (n) FIRPTA. Neither the Company nor any of its Subsidiaries has (and neither the Company nor any of its Subsidiaries has ever been) a “United States real property holding corporation” within the meaning of Section 897 of the Code, and the Company and each of its Subsidiaries has filed with the Internal Revenue Service all statements, if any, which are required under Section 1.897-2(h) of the Treasury Regulations.
          (o) Withholdings. The Company and each of its Subsidiaries has complied with all applicable Legal Requirements relating to the payment, reporting and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445 and 1446 of the Code or similar provisions under any foreign law), has, within the time and in the manner prescribed by law, withheld from employee wages or consulting compensation and timely paid over to the proper governmental authorities (or is properly holding for such timely payment) all amounts required to be so withheld and paid over under all applicable Legal Requirements, including federal and state income Taxes, Federal Insurance Contribution Act, Medicare, Federal Unemployment Tax Act, relevant state income and employment Tax withholding laws, and has timely filed all withholding Tax Returns, for all periods.
          (p) Israel.

          (i) Part 2.14(p)(i) of the Disclosure Schedule lists each tax incentive granted to the Company and each of its Subsidiaries under the laws of the State of Israel, the period for which such tax incentive applies, the nature of such tax incentive and the material conditions and other requirements that must be satisfied in order to qualify for such tax incentive. The Company and each of its Subsidiaries have complied with all material requirements of Israeli Legal Requirements to be entitled to claim all such incentives. Subject to the receipt of the approvals set forth in Part 2.21 of the Disclosure Schedule and compliance by the Surviving Corporation with the applicable requirements and conditions, the consummation of the Merger will not adversely affect the remaining duration or the extent of the incentive or require any recapture of any previously claimed incentive, and no Consent of any Governmental Body is required, other than as contemplated by Section 2.21, prior to the consummation of the Merger in order to preserve the entitlement of the Surviving Corporation to any such incentive. Neither the Company nor any of its Subsidiaries has been notified of any request for an audit or other examination by the Israeli Tax authorities or the Investment Center with respect to the Company’s status as an “Approved Enterprise” under Israel’s Law for the Encouragement of Capital Investment, 1959 asserting or, to the Knowledge of the Company, threatening to assert, any claim for Taxes against the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has requested or received a ruling from any Israeli Tax authority. Neither the Company nor any of its Subsidiaries has undertaken any transaction which could require special reporting in accordance with the Israeli Income Tax Regulations (Tax Planning Requiring Reporting) (Temporary Provisions), 2006 regarding aggressive Tax planning. Neither the Company nor its stockholders nor any of its Subsidiaries are subject to any restrictions or limitations pursuant to Part E2 of the Israeli Income Tax Ordinance or pursuant to any Tax ruling made with reference to the provisions of Part E2.
          (ii) Part 2.14(p)(ii) of the Disclosure Schedule lists all jurisdictions (whether foreign or domestic) to which any Tax is properly payable by the Company or any of its Subsidiaries. No claim has ever been made by a Tax authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to Tax in that jurisdiction. Neither the Company nor any of its Subsidiaries has, or has ever had, a permanent establishment or is otherwise subject to Tax in any foreign country other than those countries which the Company or its Subsidiaries have filed Tax Returns, as determined pursuant to applicable foreign law or similar Legal Requirements and any applicable Tax treaty or convent between the United States and any such foreign country.
          (iii) Except as set forth on Part 2.14(p)(iii) of the Disclosure Schedule:
          (A) the Israeli Tax authorities have not raised in writing or orally any “management and control” issues with respect to the Company, to the effect that the Company is managed or controlled from Israel;
          (B) the board of directors of the Company does not convene for meetings in Israel and has not conducted meetings by telephone when a majority of participants were in Israel;
          (C) high-level business decisions of the Company (e.g., involving overall business strategy and important transactions) are not reached in Israel, even when those decisions are not made by the board of directors;
          (D) a majority of the members of the board of directors are not resident in Israel; and

          (E) the Chief Executive Officer, the Chief Financial Officer and those officers of the Company responsible for the areas of research and development, sales and marketing and customer services and support attend to the affairs of the Company primarily while being present in the United States.
     2.15 Employee and Labor Matters; Benefit Plans.
          (a) Employee List. Part 2.15(a) of the Disclosure Schedule contains a list of all current Company Employees as of the date of this Agreement, and correctly reflects: (i) their dates of employment; (ii) their current positions; (iii) their current salaries; (iv) any other compensation payable to them (including housing allowances, compensation payable pursuant to bonus, deferred compensation or commission arrangements or other compensation); and (v) any promises made to them with respect to changes or additions to their compensation or benefits. Neither the Company nor any of its Subsidiaries is, and neither the Company nor any of its Subsidiaries has ever been, bound by or a party to, and neither the Company nor any of its Subsidiaries has a duty to bargain for, any collective bargaining agreement or other Contract with a labor organization representing any Company Employees and there are no labor organizations representing or, to the Knowledge of the Company, purporting to represent or seeking to represent any current Company Employees. Neither the Company nor any of its Subsidiaries is engaged, and neither the Company nor any of its Subsidiaries has ever been engaged, in any unfair labor practice of any nature. Neither the Company nor any of its Subsidiaries has had any strike, work stoppage, or lockout by or with respect to any of the Company Employees. No event has occurred, and no condition or circumstance exists, that might directly or indirectly give rise to or provide a basis for the commencement of any such strike, work stoppage, lockout or union organizing activity or any similar activity.
          (b) Leave of Absence. Except as set forth in Part 2.15(b) of the Disclosure Schedule, there is no current Company Employee who is not fully available to perform work because of disability leave or other leave.
          (c) At Will Employment. Except as set forth in Part 2.15(c) of the Disclosure Schedule, the employment of each of the current Company Employees is terminable by the Company or its Subsidiaries, as applicable, at will. The Company has delivered or made available to Parent, in the online data room relating to the Merger, accurate and complete copies of all employee manuals and handbooks, disclosure materials, policy statements and other materials relating to the employment of the Company Employees.
          (d) Employee Departures/Restrictions. To the Knowledge of the Company, no employee of the Company or any of its Subsidiaries: (i) intends to terminate his employment with the Company or any of its Subsidiaries, as applicable; (ii) has received an offer to join a business that may be competitive with the Company’s or any of its Subsidiaries’ business; or (iii) is a party to or is bound by any confidentiality agreement, noncompetition agreement or other Contract (with any Person) that may have an adverse effect on: (A) the performance by such employee of any of his duties or responsibilities as an employee of the Company or any of its Subsidiaries; or (B) the Company’s or any of its Subsidiaries’ businesses or operations.
          (e) Employee Plans and Agreements. Part 2.15(e) of the Disclosure Schedule contains an accurate and complete list of each Company Employee Plan and each Company Employee Agreement. Neither the Company nor any of its Subsidiaries intends (and the neither the Company nor any of its Subsidiaries has committed) to establish or enter into any new Company Employee Plan or Company Employee Agreement, or to modify any Company Employee Plan or Company Employee Agreement (except in the ordinary course of business and consistent with past practices, or to conform any such Company Employee Plan or Company Employee Agreement to the requirements of any applicable Legal Requirements, in each case as disclosed to Parent in writing or as required by this Agreement).
          (f) Delivery of Documents. As applicable with respect to the Company Employee Plan, the Company has delivered or made available to Parent in the online data room relating to the Merger: (i) correct and complete copies of each Company Employee Plan and each Company Employee Agreement, including all amendments thereto and all related trust documents; (ii) the most recent summary plan description together with the summaries of material modifications thereto, if any, with respect to each Company Employee Plan; (iii) all material written Contracts relating to each Company Employee Plan, including administrative service agreements and group insurance contracts; (iv) the annual reports (Form 5500 series) for the last three complete plan years; (v) the most recent letter of determination from the U.S. Internal Revenue Service relating to the tax-qualified status of the Plan; (vi) all available written materials provided to any Company Employee relating to any Company Employee Plan and any proposed Company Employee Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events that would result in any liability to the Company or any of its Subsidiaries; (vii) all written correspondence to or from any Governmental Body relating to a material issue concerning any Company Employee Plan; and (viii) all insurance policies in the possession of the Company and each of its Subsidiaries pertaining to fiduciary liability insurance covering the fiduciaries for each Company Employee Plan
          (g) No Foreign Plans. Except as set forth on Part 2.15(g) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has established or maintained: (i) any plan, program, policy, practice, Contract or other arrangement mandated by a Governmental Body other than the United States; (ii) any Company Employee Plan that is subject to any of the Legal Requirements of any jurisdiction outside of the United States; or (iii) any Company Employee Plan that covers or has covered Company Employees whose services are or have been performed primarily outside of the United States.
          (h) Absence of Certain Retiree Liabilities. No Company Employee Plan provides (except as provided by any Legal Requirement or at no cost to the Company or any of its Subsidiaries), or reflects or represents any liability of the Company or any of its Subsidiaries to provide, retiree life insurance, retiree health benefits or other retiree employee welfare benefits to any Person for any reason. Other than commitments made that involve no future costs to the Company or any of its Subsidiaries, neither the Company nor any of its Subsidiaries is providing or has ever represented, promised or contracted (whether in oral or written form) to any Company Employee (either individually or to Company Employees as a group) or any other Person that such Company Employee(s) or other person would be provided with retiree life insurance, retiree health benefits or other retiree employee welfare benefits, except to the extent required by applicable Legal Requirements.
          (i) No Defaults. The Company and each of its Subsidiaries has performed all obligations in all material respects required to be performed by it under each Company Employee Plan and is not in default or violation of, and the Company has no Knowledge of any default or violation by any other party to, the terms of any Company Employee Plan. Each of the Company Employee Plans has been operated and administered in all material respects in accordance with applicable Legal Requirements, including, without limitation, the applicable tax qualification requirements under the Code. No Company Employee Plan and no grants, awards or benefits thereunder are subject to Section 409A(a) or 409A(b) of the Code or, if subject to Section 409A(a) of the Code, have failed or will fail, in form or operation, to meet the requirements of Section 409A(a)(2), 409A(a)(3) or 409A(a)(4) of the Code. All contributions to, and material payments from, any Company Employee Plan which may have been required to be made in accordance with the terms of such Company Employee Plan or applicable Legal

Requirements have been timely made, and all contributions for any period ending on or before the Closing Date which are not yet due, but will be paid on or prior to the Closing Date, are reflected as an accrued liability on the Unaudited Interim Balance Sheet. Except as set forth in Part 2.15(i) of the Disclosure Schedule, each Company Employee Plan can be amended, terminated or otherwise discontinued after the date of this Agreement, without liability to the Company, any of its Subsidiaries, the Surviving Corporation or to Parent (other than accrued liabilities set froth in the Unaudited Interim Balance Sheet and ordinary administrative and legal expenses). There are no audits, inquiries or Legal Proceedings pending or, to the Knowledge of the Company, threatened by any Governmental Body with respect to any Company Employee Plan.
          (j) No Conflict. Except as set forth in Part 2.15(j) of the Disclosure Schedule, or to the extent required by applicable Legal Requirements, neither the execution, delivery or performance of this Agreement, nor the consummation of the Merger or any of the other transactions contemplated by this Agreement, will or would reasonably be expected to (either alone or upon the occurrence of any additional or subsequent events): (i) constitute an event under any Company Employee Plan, Company Employee Agreement, trust or loan that will or would reasonably be expected to result (either alone or in connection with any other circumstance or event) in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Company Employee; or (ii) create or otherwise result in any Liability with respect to any Company Employee Plan.
          (k) Compliance. The Company and each of its Subsidiaries: (i) is in compliance in all material respects with all applicable Legal Requirements, Contracts and orders, rulings, decrees, judgments or arbitration awards of any arbitrator or any court or other Governmental Body respecting employment, employment practices, terms and conditions of employment, wages, hours or other labor-related matters, including Legal Requirements, orders, rulings, decrees, judgments and awards relating to discrimination, wages and hours, labor relations, leave of absence requirements, occupational health and safety, privacy, harassment, retaliation, immigration or wrongful discharge of Company Employees or prospective employees; (ii) has withheld and reported all amounts required by any Legal Requirement or Contract to be withheld and reported with respect to wages, salaries and other payments to any Company Employee; (iii) has no Liability for any arrears of wages or any Taxes or any penalty for failure to comply with any of the foregoing, other than any accrued liability set forth in the Unaudited Interim Balance Sheet; and (iv) has no Liability for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Body with respect to unemployment compensation benefits, social security or other benefits or obligations for any Company Employee (other than routine payments to be made in the normal course of business and consistent with past practice and other than any accrued liability set forth in the Unaudited Interim Balance Sheet).
          (l) Labor Relations. The Company and each of its Subsidiaries has good labor relations, and, except as set forth in Part 2.15(l) of the Disclosure Schedule, the Company has no Knowledge of any facts indicating that the consummation of the Merger or any of the other transactions contemplated by this Agreement will or could reasonably be expected to have or result in a Material Adverse Effect on the labor relations of the Company or any of its Subsidiaries. Except as set forth in Part 2.15(l) of the Disclosure Schedule, there are no pending or, to the Knowledge of the Company, threatened claims or Legal Proceedings against the Company or any of its Subsidiaries under any workers’ compensation policy or long-term disability policy.
          (m) Claims Against Plans. Other than routine benefit claims, there are no pending or, to the Knowledge of the Company, threatened claims or Legal Proceedings against any of the Company Employee Plans, the assets of any of the Company Employee Plans or the Company, its Subsidiaries or the Company Employee Plan administrator or any fiduciary of the Company Employee Plans with respect to the operation of such Company Employee Plans (other than routine, uncontested benefit claims) or asserting any rights or claims to benefits under such Company Employee Plan, and there are no facts or circumstances which could form the basis for any such claims or Legal Proceedings.
          (n) Independent Contractors. Part 2.15(n) of the Disclosure Schedule accurately sets forth, with respect to each Person who is or was: (x) at any time, an independent contractor of the Company or any of its Subsidiaries who contributed to the development of any Company IP; and (y) at any time since January 1, 2007, an independent contractor of the Company or any of its Subsidiaries and who has received or may be entitled to receive in excess of $25,000 from the Company or any of its Subsidiaries:
          (i) the name of such independent contractor, and the date as of which such independent contractor was originally engaged by the Company or any of its Subsidiaries;
          (ii) a description of such independent contractor’s performance objectives, services, duties and responsibilities;
          (iii) the aggregate dollar amount of the compensation (including all payments or benefits of any type) received by such independent contractor from the Company or any of its Subsidiaries with respect to services performed in the fiscal year ended December 31, 2008;
          (iv) the terms of compensation of such independent contractor; and
          (v) any Governmental Authorization that is held by such independent contractor and that relates to or is useful in connection with the business of the Company.
          (o) No Misclassified Employees. No current or former independent contractor of the Company or any of its Subsidiaries should be classified as an employee. No independent contractor is eligible to participate in any Company Employee Plan. Neither Company nor any of its Subsidiaries has ever had any temporary or leased employees that were not treated and accounted for in all respects as employees of the Company or any of its Subsidiaries.
          (p) Labor-Related Claims. Except as set forth in Part 2.15(p) of the Disclosure Schedule, there is no Legal Proceeding, claim, labor dispute or grievance pending or, to the Knowledge of the Company, threatened relating to any Company Employee Agreement, compensation, wages and hours, leave of absence, plant closing notification, employment statute or regulation, privacy right, labor dispute, workers’ compensation policy, long-term disability policy, safety, retaliation, immigration or discrimination matter involving any Company Employee, including charges of unfair labor practices or harassment complaints.
          (q) Israeli Employees. Without limiting any other representations and warranties contained in this Section 2, with respect to employees of the Company or any of its Subsidiaries who reside or work in Israel ( “Israeli Employees”), and except as set forth in Part 2.15(q) of the Disclosure Schedule: (i) the employment of each Israeli Employee is subject to termination upon up to 30 days prior written notice under the termination notice provisions included in the applicable employment Contract with such Israeli Employee or applicable Legal Requirements; (ii) all obligations of the Company or any of its Subsidiaries to provide statutory severance pay to all Israeli Employees pursuant to the Severance Pay Law (5723-1963) are fully funded or accrued on the Company Financial Statements, including the Unaudited Interim Balance Sheet; (iii) no Israeli Employee’s employment by any of the Company or any of its Subsidiaries requires any special license, permit or other Governmental Authorization; (iv) there are no unwritten policies, practices or customs of the Company or any of its Subsidiaries that, by extension, could reasonably be expected to entitle any Israeli Employee to benefits in addition to what such Israeli Employee is entitled to by applicable Legal Requirements or under the terms of such Israeli Employee’s employment Contract (including unwritten customs or practices concerning bonuses, the payment of statutory severance pay when it is not required under applicable Legal Requirements, etc.); (v) all amounts that the Company or any of its Subsidiaries is legally or contractually required either: (A) to deduct from Israeli Employees’ salaries or to transfer to such Israeli Employees’ pension or provident, life insurance, incapacity insurance, continuing education fund or other similar funds; or (B) to withhold from their Israeli Employees’ salaries and benefits and to pay to any Governmental Body as required by the Israeli Tax Law and National Insurance Law or otherwise, have, in each case, been duly deducted, transferred, withheld and paid, and neither the Company nor any of its Subsidiaries has any outstanding obligation to make any such deduction, transfer, withholding or payment; and (vi) the Company and each of its Subsidiaries is in compliance in all material respects with all applicable Legal Requirements and Contracts relating to employment, employment practices, wages, bonuses, pension benefits and other compensation matters and terms and conditions of employment related to Israeli Employees, including The Prior Notice to the Employee Law, 2002, The Notice to Employee (Terms of Employment) Law, 2002, the Prevention of Sexual Harassment Law, 1998, the Hours of Work and Rest Law, 1951, the Annual Leave Law, 1951, The Salary Protection Law, 1958, and The Employment by Human Resource Contractors Law, 1996. None of the Company or any of its Subsidiaries is subject to, and no Company Employee benefits from, any extension order (Tzavei Harchava) or any arrangement or custom with respect to employment or the termination thereof. The Company has delivered to Parent: (1) an accurate and complete list of all Israeli Employees as of the date of this Agreement; (2) copies of all Contracts with Israeli Employees and Israeli human resource contractors; (3) copies of manuals and written policies relating to the employment of Israeli Employees; (4) a correct and complete summary of the calculations concerning the components of the Israeli Employees’ compensation, including current salary, overtime entitlement, vacation day entitlement and accrual, bonuses, benefits of any kind and any components which are not included in the basis for calculation of amounts set aside for purposes of statutory severance pay and pension; and (5) a summary of any dues it pays to the Histadrut Labor Organization and whether the Company or any of its Subsidiaries participates in the expenses of any workers committee (Va’ad Ovdim). For purposes of this Agreement, the term “Israeli Employee” shall be construed to include consultants, subcontractors and freelancers of the Company or any of its Subsidiaries or, due to the circumstances of their engagement, could otherwise be reasonably deemed to be subject to Israeli labor laws.
     2.16 Environmental Matters. The Company and each of its Subsidiaries is in compliance with all applicable Environmental Laws in all material respects, which compliance includes the possession by the Company and each of its Subsidiaries of all Environmental Licenses and other Governmental Authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof in all material respects. Neither the Company nor any of its Subsidiaries has received any written notice (and, to the Knowledge of the Company, neither the Company nor any of its Subsidiaries has received any other notice or information), whether from a Governmental Body, citizens group, Company Employee or otherwise, that alleges that the Company or any of its Subsidiaries is not in compliance with any Environmental Law, and, to the Knowledge of the Company, there are no circumstances that may prevent or interfere with the Company’s or any of its Subsidiaries, compliance with any Environmental Law in the future. To the Knowledge of the Company, no current or prior owner of any property leased or controlled by the Company or any of its Subsidiaries has received any notice or other communication, whether from a Governmental Body, citizens group, Company Employee or otherwise, that alleges that such current or prior owner, the Company or any of its Subsidiaries is not in compliance with any Environmental Law in all material respects. Neither the Company nor any of its Subsidiaries has caused or contributed to any Environmental Release and to the Knowledge of the Company there are no circumstances which may give rise to any Environmental Release by the Company or any of its Subsidiaries. To the Knowledge of the Company no Contaminants are stored or contained on or under any of the Properties whether in storage tanks, land fills, pits, ponds, lagoons or otherwise. All Governmental Authorizations currently held by the Company or any of its Subsidiaries pursuant to Environmental Laws are identified in Part 2.16 of the Disclosure Schedule.
     2.17 Insurance. Part 2.17 of the Disclosure Schedule identifies each insurance policy maintained by, at the expense of or for the benefit of the Company or any of its Subsidiaries as of the date of this Agreement and identifies any material claims made thereunder as of the date of this Agreement. The Company has delivered to Parent accurate and complete copies of the insurance policies identified on Part 2.17 of the Disclosure Schedule. Each of the insurance policies identified in Part 2.17 of the Disclosure Schedule is in full force and effect. Since January 1, 2007, neither the Company nor any of its Subsidiaries has received any notice or to the Knowledge of the Company any other communication regarding any actual or possible: (i) cancellation or invalidation of any insurance policy; (ii) refusal of any coverage or rejection of any claim under any insurance policy; or (iii) material adjustment in the amount of the premiums payable with respect to any insurance policy.
     2.18 Related Party Transactions. Except as set forth in Part 2.18 of the Disclosure Schedule: (a) no Related Party has, and no Related Party has had, any interest in any material asset used in or otherwise relating to the business of the Company or any of its Subsidiaries; (b) no Related Party is, or has been, indebted to the Company or any of its Subsidiaries (other than for ordinary travel advances); (c) no Related Party has entered into, or has had any financial interest in, any material Contract, transaction or business dealing or involving the Company or any of its Subsidiaries; (d) to the Knowledge of the Company, no Related Party is competing, or has at any time competed, with the Company or any of its Subsidiaries; (e) no Related Party has any claim or right against any the Company or any of its Subsidiaries (other than rights under Company Options and rights to receive compensation for services performed as an employee of the Company or any of its Subsidiaries or other rights arising in the ordinary course of employment); and (f) no member of any Related Party’s immediate family are employees of the Company or any of its Subsidiaries. No current member of the board of directors of the Company or any of its Subsidiaries has ever had a conflict of interest with respect to the Company or any of its Subsidiaries, and each such member has provided confirmation of the foregoing to the Company or any of its Subsidiaries in accordance with applicable Legal Requirements.
     2.19 Legal Proceedings; Orders.
     (a) Legal Proceedings.
          (i) There is no pending Legal Proceeding and, to the Knowledge of the Company, no Person has threatened to commence any Legal Proceeding: (A) that involves the Company, any of its Subsidiaries or any of the assets owned or used by the Company, any of its Subsidiaries or any Person whose liability the Company or any of its Subsidiaries has or may have retained or assumed, either contractually or by operation of law; (B) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other transactions contemplated by this Agreement; or (C) that relates to the ownership of any capital stock of the Company or any of its Subsidiaries, or any option or other right to the capital stock of the Company or any of its Subsidiaries, or right to receive consideration as a result of this Agreement.
          (ii) Except as set forth in Part 2.19(a)(ii) of the Disclosure Schedule, to the Knowledge of the Company, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will or could reasonably be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding.

          (iii) Since January 1, 2005 no Legal Proceeding involving claims in excess of $50,000 has ever been commenced by, and no Legal Proceeding involving claims in excess of $50,000 has ever been pending against, the Company or any of its Subsidiaries.
          (b) Orders. There is no order, writ, injunction, judgment or decree to which the Company, any of its Subsidiaries, or any of the assets owned or used by the Company or any of its Subsidiaries, is subject. To the Knowledge of the Company, no officer or other employee of the Company or any of its Subsidiaries is subject to any order, writ, injunction, judgment or decree that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the Company’s or any of its Subsidiaries’ businesses.
     2.20 Authority; Binding Nature of Agreement; Inapplicability of Anti-takeover Statutes.
          (a) Authority; Binding Nature. The Company and each of its Subsidiaries has the absolute and unrestricted right, power and authority to enter into and to perform its obligations under this Agreement and under each Ancillary Agreement to which the Company or any of its Subsidiaries is or will be a party; and the execution, delivery and performance by the Company of this Agreement and by the Company or any of its Subsidiaries of each Ancillary Agreement have been duly authorized by all necessary action on the part of the Company, its Subsidiaries and their respective board of directors. This Agreement and each Ancillary Agreement to which the Company or any of its Subsidiaries is a party constitutes the legal, valid and binding obligation of the Company and each of its Subsidiaries, enforceable against the Company and each of its Subsidiaries, as applicable, in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.
          (b) Board Approval. The Company’s board of directors, based on the recommendation of a special committee consisting of one or more independent directors, has: (i) determined by unanimous vote of all directors, other than one director who did not vote due to a potential conflict of interest, that the Merger is advisable and fair and in the best interests of the Company and its stockholders; (ii) unanimously recommended the adoption of this Agreement and the approval of the Certificate Amendment by the holders of Company Capital Stock and directed that this Agreement, the Merger and the Certificate Amendment be submitted for consideration by the Company’s stockholders in accordance with applicable Legal Requirements; and (iii) to the extent necessary, adopted a resolution having the effect of causing the Company not to be subject to any state takeover law or similar Legal Requirement that might otherwise apply to the Merger or any of the other transactions contemplated by this Agreement.
          (c) No Takeover Statute. No state or foreign takeover statute or similar Legal Requirement applies or purports to apply to the Merger, this Agreement or any of the transactions contemplated hereby.
          (d) Certificate Amendment. The Certificate Amendment has been duly authorized and approved by the board of directors and stockholders of the Company.
     2.21 Non-Contravention; Consents.
          (a) Except as set forth in Part 2.21 of the Disclosure Schedule, neither: (1) the execution, delivery or performance of this Agreement or any Ancillary Agreements by the Company and its Subsidiaries; nor (2) the consummation of the Merger or any of the other transactions contemplated by this Agreement or any Ancillary Agreement, will (with or without notice or lapse of time or both):

          (i) contravene, conflict with or result in a violation of: (A) any of the provisions of any Charter Documents of the Company or any of its Subsidiaries; or (B) any resolution adopted by the stockholders, board of directors or any committee of the board of directors of the Company or any of its Subsidiaries;
          (ii) contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the transactions contemplated by this Agreement or to exercise any remedy or obtain any relief under, any Legal Requirement or any order, writ, injunction, judgment or decree to which the Company, any of its Subsidiaries or any of the assets owned or used by the Company or any of its Subsidiaries, is subject;
          (iii) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by the Company or any of its Subsidiaries or that otherwise relates to the Company’s or any of its Subsidiaries’ business or to any of the assets owned or used by the Company or any of its Subsidiaries;
          (iv) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Company Contract that is or would constitute a Material Contract, or give any Person the right to: (A) declare a default or exercise any remedy under any such Company Contract; (B) accelerate the maturity or performance of any such Company Contract; or (C) cancel, terminate or modify any such Company Contract; or
          (v) result in the imposition or creation of any lien or other Encumbrance upon or with respect to any asset owned or used by the Company or any of its Subsidiaries, other than a Permitted Encumbrance.
          (b) Except for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and as set forth in Part 2.21 of the Disclosure Schedule, neither the Company nor any of its Subsidiaries will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with: (i) the execution, delivery or performance of this Agreement or any of the Ancillary Agreements; or (ii) the consummation of the Merger.
     2.22 Vote Required.
          (a) Merger Vote. The affirmative vote of: (i) the holders of a majority of the shares of Company Capital Stock (voting together as a single class on an as-converted basis); and (ii) the holders of a majority of the shares of Company Preferred Stock (voting as a separate class), are the only votes of the holders of any class or series of Company Capital Stock necessary to adopt this Agreement and approve the other transactions contemplated by this Agreement (other than the Certificate Amendment) (the votes referred to in clauses “(i)” and “(ii)” of this sentence being referred to collectively as the “Required Merger Stockholder Votes”).
          (b) Certificate Amendment Vote. The affirmative vote of the holders of: (i) a majority of the outstanding shares of Company Common Stock, (ii) a majority of the outstanding shares of Company Preferred Stock (other than the Series E Convertible Preferred Stock), and (iii) 80% of the shares of Series E Convertible Preferred Stock are the only votes of the holders of any class or series of Company Capital Stock necessary to approve the Certificate Amendment (the votes referred to in this clause (b) being referred to collectively as the “Required Amendment Stockholder Votes”).

     2.23 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries, except as set forth in Part 2.23 of the Disclosure Schedule. Except as set forth in Part 2.23 of the Disclosure Schedule, no Person is or may become entitled to receive any fee or other amount from the Company or any of its Subsidiaries for professional services performed or to be performed in connection with the Merger or any of the other transactions contemplated by this Agreement.
     2.24 Full Disclosure.
          (a) Representations and Warranties. This Agreement (including the Disclosure Schedule) does not: (i) contain any representation, warranty or information that is false or misleading with respect to any material fact; or (ii) omit to state any material fact necessary in order to make the representations, warranties and information contained and to be contained herein and therein (in the light of the circumstances under which such representations, warranties and information were or will be made or provided) not false or misleading.
          (b) Information Statement. The information supplied by the Company for inclusion in the Information Statement will not, as of the date of the Information Statement: (i) contain any statement that is inaccurate or misleading with respect to any material fact; or (ii) omit to state any material fact necessary in order to make such information (in the light of circumstances under which it is provided) not false or misleading.
3. Representations and Warranties of Parent and Merger Sub
     Parent and Merger Sub represent and warrant to the Company as follows:
     3.1 Due Organization; Merger Sub. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full power and authority to conduct its business in the manner in which its business is currently being conducted and to own and use its assets in the manner in which its assets are currently owned and used. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Merger Sub is an indirect wholly owned subsidiary of Parent, was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.
     3.2 Non-Contravention; Consents.
          (a) Non-Contravention. Neither: (i) the execution, delivery or performance of this Agreement or any of the other agreements, documents or instruments referred to in this Agreement; nor (ii) the consummation of the Merger or any of the other transactions contemplated by this Agreement or any of such other agreements, documents or instruments, will (with or without notice or lapse of time or both) contravene, conflict with or result in a violation of: (A) any of the provisions of the certificate of incorporation or bylaws of Parent or Merger Sub; (B) any resolution adopted by the stockholders, the board of directors or any committee of the board of directors of Parent or Merger Sub; or (C) any provision of any material contract to which Parent is bound.
          (b) Consents. Except for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and any applicable filings required to be made by Parent or Merger Sub, notices required to be given by Parent or Merger Sub or Consents required to be obtained by Parent or Merger Sub, in each case from any Governmental Body in connection with the Merger, neither Parent nor

Merger Sub will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with: (i) the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement; or (ii) the consummation of the Merger or any of the other transactions contemplated by this Agreement.
     3.3 Authority; Binding Nature of Agreement. Parent and Merger Sub have the absolute and unrestricted right, power and authority to enter into and perform their obligations under this Agreement and under each Ancillary Agreement to which Parent or Merger Sub is a party; and the execution, delivery and performance by Parent and Merger Sub of this Agreement and the Ancillary Agreements to which Parent or Merger Sub is a Party have been duly authorized by all necessary action on the part of Parent and Merger Sub and their respective boards of directors. No vote of the stockholders of Parent is required by any Legal Requirement, Parent’s certificate of incorporation or bylaws or otherwise in order for Parent and Merger Sub to consummate the Merger. This Agreement and each Ancillary Agreement to which Parent or Merger Sub is a party constitutes the legal, valid and binding obligation of Parent and Merger Sub, as the case may be, enforceable against them in accordance with its terms, subject to: (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.
     3.4 Legal Proceedings. There is no pending Legal Proceeding and, to the Knowledge of Parent and Merger Sub, no Person has threatened to commence any Legal Proceeding, that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other transactions contemplated by this Agreement.
     3.5 SEC Filings; Financial Statements.
          (a) Parent SEC Documents. Parent has made available (including through EDGAR) to the Company accurate and complete copies (excluding copies of exhibits) of Parent’s Quarterly Report on Form 10-Q for the quarter ended September 26, 2009, Final Proxy Statement dated September 4, 2009 and Annual Report on Form 10-K for the year ended June 27, 2009 (the “Parent SEC Documents”). As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the Parent SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be); and (ii) none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.
          (b) Financial Statements. The consolidated financial statements contained in the Parent SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered, except as may be indicated in the notes to such financial statements and (in the case of unaudited statements) as permitted by Form 10-Q of the SEC, and except that unaudited financial statements may not contain footnotes and are subject to year-end audit adjustments; and (iii) fairly present the consolidated financial position of Parent and its subsidiaries as of the respective dates thereof and the consolidated results of operations of Parent and its subsidiaries for the periods covered thereby.
     3.6 Capitalization. As of December 15, 2009, the authorized capital stock of Parent consists of 450,000,000 shares of Parent Common Stock and 5,000,000 shares of preferred stock of Parent. As of December 15, 2009, 186,955,850 shares of Parent Common Stock were issued and outstanding (excluding treasury shares). As of the date of this Agreement, no shares of preferred stock of Parent are outstanding. All of the outstanding shares of Parent Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable.
     3.7 Parent Material Adverse Effect. Since September 26, 2009, there has not been any Parent Material Adverse Effect.Valid Issuance. The Parent Common Stock to be issued in the Merger will, when issued in accordance with the provisions of this Agreement, be validly issued, fully paid and nonassessable.Indemnification, Etc.
     4.1 Survival of Representations, Etc.
          (a) General Survival. Subject to Section 4.1 (c), the representations and warranties made by the Company in this Agreement shall survive the Effective Time and shall expire on June 16, 2011 (the “Termination Date”); provided, however, that if, at any time prior to the Termination Date, any Indemnitee delivers to the Stockholders’ Agent a written notice alleging the existence of an inaccuracy in or a breach of any of such representations and warranties and asserting a claim for recovery under Section 4.2 based on such alleged inaccuracy or breach (a “Claim Notice”), then the claim asserted in such notice shall survive the Termination Date until such time as such claim is fully and finally resolved.
          (b) Parent Representations. Subject to the following sentence and to Section 4.1 (c), the representations and warranties made by Parent and Merger Sub in this Agreement shall survive the Effective Time and shall expire on the Termination Date; provided, however, that if, at any time prior to the Termination Date, the Stockholders’ Agent delivers to Parent a written notice alleging the existence of an inaccuracy in or a breach of any of such representations and warranties and asserting a claim for recovery under Section 4.6 based on such alleged inaccuracy or breach, then the claim asserted in such notice shall survive the Termination Date until such time as such claim is fully and finally resolved. All representations and warranties made by Parent and Merger Sub in Sections 3.4, 3.5, 3.6 and 3.7 shall terminate and expire as of the Effective Time, and any liability of Parent or Merger Sub with respect to such representations and warranties shall thereupon cease.
          (c) Intentional Misrepresentation; Fraud. Notwithstanding anything to the contrary contained in Section 4.1(a) or Section 4.1(b), the limitations set forth in Section 4.1(a) and Section 4.1(b) shall not apply in the case of claims based upon intentional misrepresentation or fraud.
          (d) Representations Not Limited. The representations, warranties, covenants and obligations of the Company, and the rights and remedies that may be exercised by the Indemnitees, shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or knowledge of, any of the Indemnitees or any of their Representatives.
          (e) Disclosure Schedule. For purposes of this Agreement, each statement or other item of information set forth in the Disclosure Schedule or in any update to the Disclosure Schedule shall be deemed to be a representation and warranty made by the Company in this Agreement.
     4.2 Indemnification.
          (a) Indemnification. From and after the Effective Time (but subject to Section 4.1), each Indemnitor, severally and not jointly, shall hold harmless and indemnify each of the Indemnitees from and against, and shall compensate and reimburse each of the Indemnitees for, any Damages which are directly or indirectly suffered or incurred by any of the Indemnitees or to which any of the Indemnitees may otherwise directly or indirectly become subject (regardless of whether or not such Damages relate to any third-party claim) and which arise directly or indirectly from or as a direct or indirect result of:

               (i) any inaccuracy in or breach of any representation or warranty made by the Company in this Agreement (without giving effect to any materiality or similar qualification limiting the scope of such representation or warranty);
               (ii) any breach of any covenant or obligation of the Company in this Agreement;
               (iii) the exercise by any stockholder of the Company of such stockholder’s appraisal rights under the DGCL for any amount in excess of what is payable by Parent in accordance with this Agreement or any claim or Legal proceeding by any stockholder of the Company in his, her or its capacity as a holder of securities of the Company who, prior to the Closing, does not execute and deliver to the Company a written consent of the stockholders adopting this Agreement and approving the Certificate Amendment and the other transactions contemplated by the Agreement, a letter of transmittal with respect to their shares of Company Capital Stock and a Stockholder Representation Letter in the form of Exhibit B, each in the form provided to such stockholders by the Company and Parent, against the Company or any of its officers or directors relating to the Merger or any of the other transactions contemplated by this Agreement; or
               (iv) any Legal Proceeding relating to any breach or alleged breach or any other matter of the type referred to in clause “(i),” “(ii)” or “(iii)” above (including any Legal Proceeding commenced by any Indemnitee for the purpose of enforcing any of its rights under this Section 4).
          (b) Damage to Parent. The parties acknowledge and agree that, if the Surviving Corporation suffers, incurs or otherwise becomes subject to any Damages as a result of or in connection with any inaccuracy in or breach of any representation, warranty, covenant or obligation, then (without limiting any of the rights of the Surviving Corporation as an Indemnitee) Parent shall also be deemed, by virtue of its ownership of the stock of the Surviving Corporation, to have incurred Damages as a result of and in connection with such inaccuracy or breach (it being, understood, however, that the Indemnitees shall not be entitled to recover more than once for the same Damages).
     4.3 Limitations.
          (a) Basket. Subject to Section 4.3(b), the Indemnitors shall not be required to make any indemnification payment pursuant to Section 4.2(a)(i) for any inaccuracy in or breach of any representation or warranty in this Agreement until such time as the total amount of all Damages (including the Damages arising from such inaccuracy or breach and all other Damages arising from any other inaccuracies or breaches of any representations or warranties) that have been directly or indirectly suffered or incurred by any one or more of the Indemnitees, or to which any one or more of the Indemnitees has or have otherwise directly or indirectly become subject, exceeds $250,000 in the aggregate (the “Threshold”). If the total amount of such Damages exceeds the Threshold, then the Indemnitees shall be entitled to be indemnified against and compensated and reimbursed for the entire amount of such Damages, and not merely the portion of such Damages exceeding $250,000. No Damages arising from any individual breach of a representation and warranty shall count toward the satisfaction of the Threshold unless the breach of such representation or warranty (or multiple breaches of the same representation and warranty), without regard to any materiality qualifiers contained therein, results in Damages in excess of $10,000.
          (b) Applicability of Basket. The limitations set forth in Section 4.3(a) shall not apply: (i) in the case of intentional misrepresentation or fraud; (ii) to inaccuracies in or breaches of any of the representations and warranties set forth in Sections 2.3, 2.4(d) and 2.5(b); (iii) the matters referred to in Sections 4.2(a)(ii), and 4.2(a)(iii); or (iv) to the matters referred to in Section 4.2(a)(iv) (to the extent related to any of the matters referred to in clauses “(i)” through “(iii)” of this sentence).
          (c) Recourse to Escrow. Except in the case of intentional misrepresentation or fraud, recourse by the Indemnitees to the Escrow Amount shall be the Indemnitees’ sole and exclusive remedy for monetary Damages resulting from the matters referred to in Section 4.2.
     4.4 No Contribution. Each Indemnitor waives, and acknowledges and agrees that he shall not have and shall not exercise or assert (or attempt to exercise or assert), any right of contribution, right of indemnity or other right or remedy against Merger Sub or the Company in connection with any indemnification obligation or any other liability to which he may become subject under or in connection with this Agreement or any other agreement or document delivered to Parent in connection with this Agreement.
     4.5 Defense of Third-Party Claims. In the event of the assertion or commencement by any Person of any claim or Legal Proceeding (whether against Merger Sub, the Company, Parent or any other Person) with respect to which any Indemnitor may become obligated to hold harmless, indemnify, compensate or reimburse any Indemnitee pursuant to Section 4, Parent shall have the right, at its election, to proceed with the defense of such claim or Legal Proceeding on its own with counsel reasonably satisfactory to the Stockholders’ Agent. If Parent so proceeds with the defense of any such claim or Legal Proceeding:
     (a) subject to the other provisions of Section 4, all reasonable expenses relating to the defense of such claim or Legal Proceeding shall be borne and paid exclusively by the Indemnitors;
     (b) each Indemnitor shall make available to Parent any documents and materials in his possession or control that may be necessary to the defense of such claim or Legal Proceeding;
     (c) Parent shall not settle, adjust or compromise such claim or Legal Proceeding without the consent of the Stockholders’ Agent, such consent not to be unreasonably withheld, delayed or conditioned; and
     (d) notwithstanding Section 4.5(c), with respect to any claim or Legal Proceeding relating to Section 4.2(a)(iii), Intellectual Property or Intellectual Property Rights or any customers or suppliers of the Company or any of its Subsidiaries, Parent shall have the right to settle, adjust or compromise such claim or Legal Proceeding in its sole discretion, with or without the consent of the Stockholders’ Agent; provided that (i) Parent shall consult with the Stockholders’ Agent with respect to any such settlement, adjustment or compromise; and (ii) if Parent settles, adjusts or compromises any such claim or Legal Proceeding without the consent of the Stockholders’ Agent, such settlement, adjustment or compromise shall not be conclusive evidence of the amount of Damages incurred by the Indemnitee in connection with such claim or Legal Proceeding and no Indemnitor shall be deemed to have agreed that the settlement, adjustment or compromise constitutes Damages for which an Indemnitee is entitled to indemnification (it being understood that: (A) if Parent requests that the Stockholders’ Agent consent to a settlement, adjustment or compromise, the Stockholders’ Agent shall not unreasonably withhold or delay such consent; and (B) if Parent pursues a claim against the Indemnitors with respect to any matter for which Parent enters into a settlement, adjustment or compromise without the consent of the Stockholders’ Agent and such claim is submitted to arbitration under the Escrow Agreement, both the Stockholders’ Agent and Parent shall be entitled to provide to the arbitrator, and the arbitrator shall take into account, evidence with respect to why the amount of the settlement, adjustment or compromise should not (or should) have a bearing on the amount of Damages to which the Indemnitees are entitled. Such evidence may include, without limitation, evidence with respect to the Stockholders’ Agent’s views as to why Parent entered into such settlement, adjustment or compromise (e.g., to avoid a dispute with a major customer of Parent)).
Parent shall give the Stockholders’ Agent prompt notice of the commencement of any such Legal Proceeding against Parent, Merger Sub or the Company; provided, however, that any failure on the part of Parent to so notify the Stockholders’ Agent shall not limit any of the obligations of the Indemnitors under Section 4 (except to the extent such failure materially prejudices the defense of such Legal Proceeding). If Parent does not elect to proceed with the defense of any such claim or Legal Proceeding, the Stockholders’ Agent may proceed with the defense of such claim or Legal Proceeding with counsel reasonably satisfactory to Parent; provided, however, that the Stockholders’ Agent may not settle, adjust or compromise any such claim or Legal Proceeding without the prior written consent of Parent (which consent may not be unreasonably withheld or delayed).
     4.6 Parent Indemnification Obligations. From and after the Effective Time (but subject to Section 4.1), Parent shall hold harmless and indemnify the Eligible Stockholders from and against, and shall compensate and reimburse each of such Eligible Stockholders for, any Damages which are directly or indirectly suffered or incurred by any of the Eligible Stockholders or to which any of the Eligible Stockholders may otherwise directly or indirectly become subject (regardless of whether or not such Damages relate to any third-party claim) and which arise directly or indirectly from or as a direct or indirect result of:
          (i) any inaccuracy in or breach of any representation or warranty made by Parent or Merger Sub in Sections 3.1, 3.2, 3.3 or 3.8 (without giving effect to any materiality or similar qualification limiting the scope of such representation or warranty);
          (ii) any breach of any covenant or obligation of Parent or Merger Sub in this Agreement;
          (iii) any Legal Proceeding relating to any breach or alleged breach or any other matter of the type referred to in clause “(i),” or “(ii)” above (including any Legal Proceeding commenced by any Eligible Stockholder for the purpose of enforcing any of his, her or its rights under this Section 4).
          (b) Limitations on Damages. Except in the case of intentional misrepresentation or fraud, the total amount of indemnification payments that Parent can be required to make to the Eligible Stockholders pursuant to this Section 4.6 shall be limited to $7 million dollars.
5. Miscellaneous Provisions
     5.1 Stockholders’ Agent.
          (a) Appointment. By virtue of the adoption of this Agreement, the Eligible Stockholders irrevocably nominate, constitute and appoint Alta Berkeley LLP as the agent and true and lawful attorney in fact of the stockholders (the “Stockholders’ Agent”), with full power of substitution, to act in the name, place and stead of the Eligible Stockholders for purposes of executing any documents and taking any actions that the Stockholders’ Agent may, in his sole discretion, determine to be necessary, desirable or appropriate in connection with any matter set forth in this Agreement or in any Ancillary

Agreement, including any claims for indemnification, compensation or reimbursement under Section 4 or under the Escrow Agreement. Alta Berkeley LLP hereby accepts its appointment as Stockholders’ Agent.
          (b) Authority. The Eligible Stockholders grant to the Stockholders’ Agent full authority to execute, deliver, acknowledge, certify and file on behalf of such Eligible Stockholders (in the name of any or all of the Eligible Stockholders or otherwise) any and all documents that the Stockholders’ Agent may, in his sole discretion, determine to be necessary, desirable or appropriate, in such forms and containing such provisions as the Stockholders’ Agent may, in his sole discretion, determine to be appropriate, in performing his duties as contemplated by Section 5.1(a). Notwithstanding anything to the contrary contained in this Agreement or in any other agreement executed in connection with the transactions contemplated hereby: (i) each Indemnitee shall be entitled to deal exclusively with the Stockholders’ Agent on all matters relating to this Agreement or any Ancillary Agreement, including any claim for indemnification, compensation or reimbursement under Section 4 or under the Escrow Agreement; and (ii) each Indemnitee shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Eligible Stockholder by the Stockholders’ Agent, and on any other action taken or purported to be taken on behalf of any stockholder by the Stockholders’ Agent, as fully binding upon such stockholder.
          (c) Power of Attorney. The Eligible Stockholders recognize and intend that the power of attorney granted in Section 5.1(a): (i) is coupled with an interest and is irrevocable; (ii) may be delegated by the Stockholders’ Agent; and (iii) shall survive the death or incapacity of each of the Eligible Stockholders.
          (d) Replacement. If the Stockholders’ Agent shall die, resign, become disabled or otherwise be unable to fulfill his responsibilities hereunder, the Eligible Stockholders shall (by consent of those Persons entitled to at least a majority of the Merger Consideration), within 10 days after such death, disability or inability, appoint a successor to the Stockholders’ Agent (who shall be reasonably satisfactory to Parent) and immediately thereafter notify Parent of the identity of such successor. Any such successor shall succeed the Stockholders’ Agent as Stockholders’ Agent hereunder. If for any reason there is no Stockholders’ Agent at any time, all references herein to the Stockholders’ Agent shall be deemed to refer to the Eligible Stockholders.
     5.2 Employee Benefit Matters.
          (a) 401(k) Plan. Effective as of the Closing Date, the Company Employees shall no longer make contributions or receive matching contributions to any Company Employee Plan that contains a cash or deferred arrangement intended to qualify under Section 401(k) of the Code (the “401(k) Plans”), and the Company shall have taken all such action prior to the Closing Date as may be reasonably required to achieve this result. Each Company Employee shall, as of the Closing Date, become fully vested in his or her account balance under the 401(k) Plans. The Company shall request the trustees for each the 401(k) Plans, to take whatever actions are reasonably necessary or appropriate to effect a trust-to-trust transfer of the accounts of Company Employees in the 401(k) Plans into a plan designated by the Parent to accept the transferred accounts, and the Parent shall take whatever actions are reasonably necessary or appropriate in order for such plan to accept the transferred accounts, and shall provide a certification that the plan to which the assets are being transferred is qualified under Section 401(a) of the Code.
          (b) Service Credit. Parent shall: (i) credit the employees of the Company who become employees of Parent as of the Closing or remain employees of the Company (“Continuing Employees”) for their past service with the Company for purposes of eligibility and vesting (but not benefit accrual purposes, including matching contributions for periods prior to actual participation) under

Parent’s 401(k), medical, vision and dental plans, and/or any other benefit plan, program or arrangement of Parent maintained or contributed to by Parent or any of its Subsidiaries for its employees; and (ii) grant the Continuing Employees service credit for purposes of Parent’s vacation leave policy.
          (c) Retention Arrangements. Parent shall adopt the Retention Arrangements and ensure that any payments required to be made pursuant to the Retention Arrangements are made on a timely basis.
     5.3 Directors and Officers Indemnification; Insurance.
          (a) Indemnification. Parent shall cause all rights to exculpation, advancement of expenses and indemnification for acts or omissions occurring at or prior to the Closing (including any matters arising in connection with the transactions contemplated by this Agreement), whether asserted or claimed prior to, at or after the Closing, now existing in favor of the current or former directors or officers of the Company or its Subsidiaries in their capacities as such (the “Director Indemnitees”) as provided in the respective Charter Documents of the Company and its Subsidiaries or in any agreement set forth in the Disclosure Schedule, in each case as in effect as of the date of this Agreement, to survive the Closing, to continue in full force and effect and to be satisfied as required pursuant to their terms.
          (b) Third Party Beneficiaries. Director Indemnitees to whom this Section 5.3 applies shall be third party beneficiaries of this Section 5.3. The provisions of this Section 5.3 are intended to be for the benefit of and enforceable by each Director Indemnitee and his or her successors, heirs or representatives. The indemnification and insurance rights provided for herein shall not be deemed exclusive of any other rights to which a Director Indemnitee is entitled, whether pursuant to Law, Contract or otherwise.
          (c) Directors’ and Officers Insurance. Parent shall, or shall cause the Company to, provide for a period of not less than six years after the Closing Date officers’ and directors’ liability insurance coverage for those persons who, as of the date of this Agreement, are officers and directors of the Company, under a separate “tail policy” (or other policy) with respect to their acts and omissions as directors and officers of the Company occurring at or prior to the Closing Date that is at least as favorable to such officers and directors as the existing coverage provided by the Company, provided however, that in no event will the Company or Parent be required to expend annually in excess of 150% of the annual premium currently paid by the Company under its current policy.
          (d) Merger or Consolidation. In the event the Company or its successors or assigns consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, then proper provision shall be made so that the successors and assigns of the Company, or at Parent’s option, Parent, shall assume the obligations set forth in this Section 5.3.
     5.4 Further Assurances; Limitations. Each party hereto shall execute and cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the transactions contemplated by this Agreement. Notwithstanding the foregoing or any other provision of this Agreement, the parties acknowledge and agree that while Parent currently believes that it is in its best interest that it and the Company use commercially reasonable efforts to generate Net Product Revenues, it is understood and agreed that neither Parent nor the Company has any obligation to use any specified efforts to generate Net Product Revenues (or to sell or license Specified Company Products or enter into or renew related contracts); provided, however, that Parent will: (a) not alter or terminate the performance based compensation arrangements implemented in connection with the Merger and (b) offer commissions to those employees responsible for selling Specified Company Products in such amounts and at such percentages, as applicable, as are similar to those offered to other employees of Parent selling similar products; provided further that Parent may in its good faith judgment discontinue the sale or license of any Specified Company Product and the entering into or renewal of related contracts.
     5.5 Fees and Expenses. Subject to Section 1, Section 4 and the Escrow Agreement, each party to this Agreement shall bear and pay all fees, costs and expenses that have been incurred or that are incurred in the future by such party in connection with the transactions contemplated by this Agreement, including all fees, costs and expenses incurred by such party in connection with or by virtue of: (a) the negotiation, preparation and review of this Agreement (including the Disclosure Schedule) and all agreements, certificates, opinions and other instruments and documents delivered or to be delivered in connection with the transactions contemplated by this Agreement; (b) the preparation and submission of any filing or notice required to be made or given in connection with any of the transactions contemplated by this Agreement, and the obtaining of any Consent required to be obtained in connection with any of such transactions; and (c) the consummation of the Merger; provided, however, that the stockholders of the Company shall bear and pay all such fees, costs and expenses that have been incurred or that are incurred by or on behalf of the Company and its Subsidiaries.
     5.6 Attorneys’ Fees. If any Legal Proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought against any party hereto, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).
     5.7 Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received: (a) if delivered by hand, when delivered; (b) if sent via facsimile with confirmation of receipt, when transmitted and receipt is confirmed; (c) if sent by electronic mail, telegram, cablegram or other electronic transmission, upon delivery; (d) if sent by registered, certified or first class mail, the third Business Day after being sent; and (e) if sent by overnight delivery via a national courier service, one Business Day after being sent, in each case to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):
If to Parent or Merger Sub:
Oclaro, Inc.
2584 Junction Avenue
San Jose, CA 95134
Attention: Kate Rundle
Facsimile: (408) 919-6083
Email: Kate.Rundle@oclaro.com
with a copy (which shall not constitute notice) to:
Dewey & LeBoeuf LLP
1950 University Avenue, Suite 500
East Palo Alto, CA 94303
Attention: Keith Flaum
Facsimile: (650) 462-4144
Email: Kflaum@dl.com

If to the Company:
Krishna Bala
Xtellus Inc.
66 Ford Road
Suite 121
Denville, NJ 07834
973-326-1100
krishna.bala@xtellus.com
If to the Stockholders’ Agent:
Alta-Berkeley LLP
42 Berkeley Square
London W1J5AW
Attention: Hugh Smith or Barun Dutta
Facsimile: +44 (0) 20 7226 6401
Email: bd@altaberkeley.com
     5.8 Headings. The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.
     5.9 Counterparts and Exchanges by Electronic Transmission or Facsimile. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .PDF format or by facsimile shall be sufficient to bind the parties to the terms and conditions of this Agreement.
     5.10 Governing Law; Dispute Resolution.
          (a) Governing Law. This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of Delaware (without giving effect to principles of conflicts of laws).
          (b) Venue. Except as otherwise provided in the Escrow Agreement or in Section 5.10(c), any Legal Proceeding relating to this Agreement or the enforcement of any provision of this Agreement (including a Legal Proceeding based upon intentional misrepresentation or fraud) may be brought or otherwise commenced in any state or federal court located in the State of Delaware. Each party to this Agreement: (i) expressly and irrevocably consents and submits to the jurisdiction of each state and federal court located in the State of Delaware (and each appellate court located in the State of Delaware) in connection with any such Legal Proceeding; (ii) agrees that each state and federal court located in the State of Delaware shall be deemed to be a convenient forum; and (iii) agrees not to assert (by way of motion, as a defense or otherwise), in any such Legal Proceeding commenced in any state or federal court located in the State of Delaware, any claim that such party is not subject personally to the jurisdiction of such court, that such Legal Proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court.
          (c) Indemnification Claims. Any claim for indemnification, compensation or reimbursement pursuant to Section 4 shall be brought and resolved exclusively in accordance with the

Escrow Agreement (it being understood that nothing in this Section 5.10(c) shall prevent Parent from seeking preliminary injunctive relief from a court of competent jurisdiction).
     5.11 Successors and Assigns. This Agreement shall be binding upon: (a) the Company and its successors and assigns (if any); (b) Parent and its successors and assigns (if any); and (c) Merger Sub and its successors and assigns (if any). This Agreement shall inure to the benefit of: (i) the Company; (ii) Parent; (iii) Merger Sub; (iv) the other Indemnitees; (v) the Director Idemnitees (to the extent set forth in Section 5.3); and (vi) the respective successors and assigns (if any) of the foregoing. After the Closing Date, Parent may freely assign any or all of its rights under this Agreement (including its indemnification rights under Section 4), in whole or in part, to any other Person without obtaining the consent or approval of any other party hereto or of any other Person.
     5.12 Remedies Cumulative; Specific Performance. The rights and remedies of the parties hereto shall be cumulative (and not alternative). The parties to this Agreement agree that, in the event of any breach or threatened breach by any party to this Agreement of any covenant, obligation or other provision set forth in this Agreement, for the benefit of any other party to this Agreement: (a) such other party shall be entitled (in addition to any other remedy that may be available to it) to: (i) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision; and (ii) an injunction restraining such breach or threatened breach; and (b) such other party shall not be required to provide any bond or other security in connection with any such decree, order or injunction or in connection with any related action or Legal Proceeding.
     5.13 Waiver. No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.
     5.14 Waiver of Jury Trial. Each of the parties hereto hereby irrevocably waives any and all right to trial by jury in any Legal Proceeding arising out of or related to this Agreement or the transactions contemplated hereby.
     5.15 Amendments. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered: (a) prior to the Closing Date, on behalf of all parties hereto; and (b) after the Closing Date, on behalf of Parent and the Stockholders’ Agent (acting exclusively for and on behalf of all of the Eligible Stockholders).
     5.16 Severability. In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.
     5.17 Parties-in-Interest. Except for the provisions of Section 4, none of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the parties hereto and their respective successors and assigns (if any). Without limiting the generality of the foregoing, no

Company Employee shall have any rights or remedies under any of the provisions of this Agreement (including Section 5.2).
     5.18 Entire Agreement. This Agreement and the other agreements referred to herein set forth the entire understanding of the parties hereto relating to the subject matter hereof and thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter hereof and thereof; provided, however, that neither the Confidentiality Agreement nor the No-Shop Agreement shall be superseded by this Agreement and shall remain in effect in accordance with its terms until the earlier of: (a) the Effective Time; or (b) the date on which such Confidentiality Agreement or No-Shop Agreement is terminated in accordance with its terms.
     5.19 Disclosure Schedule. The Disclosure Schedule shall be arranged in separate parts corresponding to the numbered and lettered sections contained herein permitting such disclosure, provided that the information and disclosures contained in any section of the Disclosure Schedule shall be deemed to be disclosed and incorporated by reference in any other section of the Disclosure Schedule as though fully set forth in such other section for which the applicability of such information and disclosure is reasonably apparent on the face of such information or disclosure.
     5.20 Construction.
          (a) Gender; Etc. If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). Unless indicated otherwise, terms defined in the singular have the corresponding meanings in the plural, and vice versa. Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neutral genders and vice versa. The words “hereof,” “hereto,” “hereby,” “herein,” “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular section or article in which such words appear. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. Whenever any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day. The use of “or” is not intended to be exclusive unless expressly indicated otherwise.
          (b) Ambiguities. Each party hereto acknowledges that it and its attorney has reviewed this Agreement and agrees that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.
          (c) Including. As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”
          (d) References. All article, section, schedule, exhibit and annex references used in this Agreement are to articles, sections, schedules, exhibits and annexes to this Agreement unless otherwise specified. All terms defined in this Agreement shall have their defined meanings when used in any Annex, Exhibit or Schedule to this Agreement or any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein. The schedules, exhibits and annexes attached to this Agreement constitute a part of this Agreement and are incorporated herein for all purposes. The table of contents and captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.
[Remainder of page intentionally left blank]

     The parties hereto have caused this Agreement to be executed and delivered as of the date first written above.

OCLARO, INC., a Delaware corporation
By:
	Name:	Alain Couder
	Title:	President and Chief Executive Officer

RIO ACQUISITION CORP., a Delaware corporation
By:
	Name:	Jerry Turin
	Title:	President and Chief Financial Officer

XTELLUS INC., a Delaware corporation
By:
	Name:	Krishna Bala
	Title:	Chief Executive Officer

ALTA BERKELEY LLP, as the Stockholders’ Agent
By:
Name:
Title:

Signature Page to Agreement of Merger

EXHIBIT A
CERTAIN DEFINITIONS
     For purposes of the Agreement (including this Exhibit A):
     Acquisition Transaction. “Acquisition Transaction” shall mean any transaction or series of transactions involving:
     (a) the sale, license or disposition of all or a material portion of the business or assets of the Company or any of its Subsidiaries;
     (b) the issuance, disposition or acquisition of: (i) any capital stock or other equity security of the Company (other than Company Capital Stock issued upon exercise of Company Options or Company Warrants outstanding as of the date of the Agreement); (ii) any option, call, warrant or right (whether or not immediately exercisable) to acquire any capital stock, unit or other equity security of the Company; or (iii) any security, instrument or obligation that is or may become convertible into or exchangeable for any capital stock, unit or other equity security of the Company; or
     (c) any merger, consolidation, business combination, reorganization or similar transaction involving the Company or any of its Subsidiaries.
     Agreement. “Agreement” shall mean the Agreement of Merger to which this Exhibit A is attached (including the Disclosure Schedule), as it may be amended from time to time.
     Aggregate Fully Diluted Share Number. “Aggregate Fully Diluted Share Number” shall mean the sum of: (a) the total number of shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time (including shares of Company Common Stock subject to issuance pursuant to Company Options and Company Warrants that are exercised or deemed exercised as of immediately prior to the Effective Time); plus (b) the total number of shares of Company Common Stock that are issuable upon the conversion of any shares of Company Preferred Stock issued and outstanding immediately prior to the Effective Time; plus (c) the aggregate number of shares of Company Common Stock purchasable under or otherwise subject to any Company Options (whether vested or unvested) outstanding immediately prior to the Effective Time; (d) the aggregate number of shares of Company Common Stock purchasable under or otherwise subject to (or underlying shares of Company Preferred Stock purchasable under or otherwise subject to) any other rights (whether vested or unvested) (other than: (i) Company Warrants that will be cancelled as of the Effective Time; and (ii) Company Options) to acquire shares of Company Capital Stock; plus (e) the aggregate number of shares of Company Common Stock issuable upon the conversion of any convertible securities of the Company (other then shares of Company Preferred Stock) outstanding immediately prior to the Effective Time; provided, however, that notwithstanding anything to the contrary contained in this paragraph, no shares, warrants, options or rights shall be counted more than one time in calculating the “Aggregate Fully Diluted Share Number.”
     “Ancillary Agreements” shall mean the Escrow Agreement and the Registration Rights Agreement, in each case entered into in connection with the transactions contemplated by the Agreement.
     Average 2010 Year End Trading Price. “Average 2010 Year End Trading Price” shall mean the average of the closing prices of a share of Parent Common Stock, as reported by NASDAQ Global Market (or, if the NASDAQ Global Market is not the primary market on which shares of Parent Common

Stock are listed, such primary market), over the ten consecutive trading day period ending on the last trading day of 2010 (adjusted as appropriate to reflect any stock split, reverse stock split or similar transaction effected by Parent, of having a record date, between the commencement of such period and the date of issuance of any shares of Parent Common Stock pursuant to Section 1.7).
     Average Closing Stock Price. “Average Closing Stock Price” shall mean the average of the closing prices of a share of Parent Common Stock, as reported by NASDAQ Global Market, for the ten consecutive trading days immediately preceding (but not including) the date the Merger becomes effective.
     Business Day. “Business Day” shall mean any day that is not a Saturday, Sunday or legal holiday in New York City or a federal holiday in the United States.
     Certificate Amendment. “Certificate Amendment” shall mean the Amended and Restated Certificate of Incorporation of the Company in the form attached hereto as Exhibit D.
     Closing Date Consideration Share Number. “Closing Date Consideration Share Number” shall mean the number of shares of Parent Common Stock obtained by dividing: (a) an amount equal to (i) $26,000,000; minus (ii) the Closing Indebtedness Amount, as set forth in the Merger Consideration Certificate; by (b) the Average Closing Stock Price; provided, however, that if the Average Closing Stock Price is less than $1.00, then the Average Closing Stock Price, for purposes of this calculation only, shall be deemed to be $1.00, and if the Average Closing Stock Price is more than $1.50, then the Average Closing Stock Price, for purposes of this calculation only, shall be deemed to be $1.50.
     Closing Indebtedness Amount. “Closing Indebtedness Amount” shall mean the aggregate amount of all indebtedness for borrowed money (and similar indebtedness) of the Company and its Subsidiaries outstanding as of the Closing (including any interest, penalties, prepayment penalties and other amounts accrued or due with respect thereto), it being understood that, for the avoidance of doubt, the “Closing Indebtedness Amount” shall include any indebtedness being repaid or cancelled in connection with the Merger in exchange for shares of common stock of Parent.
     Code. “Code” shall mean the Internal Revenue Code of 1986, as amended.
     Company Capital Stock. “Company Capital Stock” shall mean the shares of Company Common Stock and Company Preferred Stock.
     Company Common Stock. “Company Common Stock” shall mean the shares of common stock of the Company, par value $0.0001 per share.
     Company Contract. “Company Contract” shall mean any Contract: (a) to which the Company or any of its Subsidiaries is a party; (b) by which the Company, any of its Subsidiaries or any of its assets is or may become bound or under which the Company or any of its Subsidiaries has, or may become subject to, any obligation; or (c) under which the Company or any of its Subsidiaries has or may acquire any right or interest.
     Company Employee. “Company Employee” shall mean any current or former employee, independent contractor or director of the Company or any Subsidiary of the Company.
     Company Employee Agreement. “Company Employee Agreement” shall mean each management, employment, severance, consulting, relocation, repatriation or expatriation agreement or other Contract between the Company or any Subsidiary of the Company, on the one hand, and any

Company Employee, on the other hand, other than any such management, employment, severance, consulting, relocation, repatriation or expatriation agreement or other Contract with a Company Employee which is terminable “at will” without any obligation on the part of the Company or any Subsidiary of the Company to make any payments or provide any benefits in connection with such termination.
     Company Employee Plan. “Company Employee Plan” shall mean any plan, program, policy, practice, Contract or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, funded or unfunded, that is or has been maintained, contributed to, or required to be contributed to, by the Company or any Subsidiary of the Company for the benefit of any Company Employee, or with respect to which the Company or any Subsidiary of the Company has or may have any liability or obligation, excluding any Company Employee Agreement.
     Company IP. “Company IP” shall mean all Intellectual Property and Intellectual Property Rights in which the Company or any Subsidiary of the Company has (or purports to have) an ownership interest or an exclusive license or similar exclusive right.
     Company IP Contract. “Company IP Contract” shall mean any Contract to which the Company or any Subsidiary of the Company is or was a party or by which the Company or any Subsidiary of the Company is or was bound, that contains any assignment or license of, or any covenant not to assert or enforce, any Intellectual Property Right or that otherwise relates to any Company IP or any Intellectual Property developed by, with or for the Company or any Subsidiary of the Company.
     Company Option. “Company Option” shall mean each option to purchase shares of Company Capital Stock (or exercisable for cash) outstanding under the Company Option Plan or otherwise.
     Company Option Plan. “Company Option Plan” shall mean the Company’s Amended and Restated 2000 Stock Option Plan.
     Company Preferred Stock. “Company Preferred Stock” shall mean the shares of Series A Convertible Preferred Stock, Series B Convertible Preferred Stock, Series C Convertible Preferred Stock, Series D Convertible Preferred Stock and Series E Convertible Preferred Stock, each having a par value of $0.0001 per share.
     Company Privacy Policy. “Company Privacy Policy” shall mean each external or internal, past or present privacy policy of the Company and any Subsidiary of the Company, including any policy relating to: (a) the privacy of users of any website owned or operated by the Company or any Subsidiary of the Company; (b) the collection, storage, disclosure, and transfer of any User Data or Personal Data; and (c) any employee information.
     Company Transaction Expenses. “Company Transaction Expenses” shall mean all fees, costs, expenses, payments, expenditures or Liabilities of the Company and each Subsidiary of the Company (including (a) those described in Section 5.5 of the Agreement and (b) any and all payments made to Anthony Maher and David Duff by the Company in connection with the Merger), whether incurred prior to the date of the Agreement, during the Pre-Closing Period or at the Effective Time, and whether or not invoiced prior to the Effective Time, that relate to the Agreement, any of the transactions contemplated by the Agreement, including any fees, costs or expenses payable to the Company’s and each of its Subsidiaries’ outside legal counsel or to any financial advisor, accountant or other Person who performed services for or on behalf of the Company or any Subsidiary of the Company, or who is otherwise entitled to any compensation from the Company or any Subsidiary of the Company, in connection with the

Agreement, any of the transactions contemplated by the Agreement or the process resulting in such transactions.
     Company Warrant. “Company Warrant” shall mean each warrant to purchase shares of Company Capital Stock (or exercisable for cash).
     Confidentiality Agreement. “Confidentiality Agreement” shall mean that certain Nondisclosure Agreement dated September 29, 2009 between Parent and the Company.
     Consent. “Consent” shall mean any approval, clearance, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).
     Contaminant. “Contaminant” includes any material, substance, chemical, gas, liquid, waste, effluent, pollutant or contaminant which, whether on its own or admixed with another, is identified or defined in or regulated by or pursuant to any Environmental Laws or which upon release into the Environment presents a danger to the Environment or to the health or safety or welfare of any Person.
     Contract. “Contract” shall mean any written, oral or other agreement, contract, subcontract, lease, understanding, arrangement, instrument, note, warranty, insurance policy, benefit plan or legally binding commitment or undertaking of any nature.
     Damages. “Damages” shall include any loss, damage, injury, decline in value, lost opportunity, Liability, claim, demand, settlement, judgment, award, fine, penalty, Tax, fee (including reasonable attorneys’ fees), charge, cost (including costs of investigation) or expense of any nature (including any consequential, incidental, direct, indirect and special damages).
     Disclosure Schedule. “Disclosure Schedule” shall mean the schedule (dated as of the date of the Agreement) delivered to Parent on behalf of the Company and prepared in accordance with Section 5.19 of the Agreement.
     Eligible Stockholders. “Eligible Stockholders” shall mean the Non-Dissenting Stockholders.
     Encumbrance. “Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim or restriction of any nature.
     Entity. “Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.
     Environment. “Environment” includes: (a) any and all buildings, structures, fixtures, fittings, appurtenances, pipes, conduits, valves, tanks, vessels and containers whether above or below ground level; and (b) ambient air, land surface, sub-surface strata, soil, surface water, ground water, river sediment, marshes, wet lands, flora and fauna.
     Environmental Law. “Environmental Law” shall mean all Legal Requirements, by-laws, orders, instruments, directives, decisions, injunctions and judgments of any government, local government, international, supranational, executive, administrative, judicial or regulatory authority or agency and all approved codes of practice (whether voluntary or compulsory) relating to the protection of the Environment or of human health or safety or welfare or to the manufacture, formulation, processing, treatment, storage, containment, labeling, handling, transportation, distribution, recycling, reuse, release, disposal, removal, remediation, abatement or clean-up of any Contaminant, and any amendment thereto and any and all regulations, orders and notices made or served thereunder or pursuant thereto).
     Environmental Licenses. “Environmental License” means any Consent or Governmental Approval required by or pursuant to any applicable Environmental Laws.
     Environmental Release. “Environmental Release” means the spilling, leaking, pumping, pouring, emitting, releasing, emptying, discharging, injecting, escaping, leaching, dumping, leaving, discarding or disposing of any Contaminant into or upon the Environment.
     Escrow Agent. “Escrow Agent” shall mean U.S. Bank, N.A.
     Escrow Agreement. “Escrow Agreement” shall mean the escrow agreement to be entered into among Parent, the Stockholders’ Agent and the Escrow Agent on the Closing Date, substantially in the form previously agreed to by Parent and the Company.
     Escrow Fund. “Escrow Fund” shall mean the escrow fund established pursuant to the Escrow Agreement.
     Escrow Share Number. “Escrow Share Number” shall mean 4,971,591 shares of Parent Common Stock to be contributed by Parent on behalf of the Eligible Stockholders to the Escrow Fund as set forth in Section 1.5(c) of the Agreement.
     GAAP. “GAAP” shall mean generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, that are applicable to the circumstances of the date of determination, consistently applied.
     Governmental Authorization. “Governmental Authorization” shall mean any: (a) permit, license, certificate, franchise, permission, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.
     Governmental Body. “Governmental Body” shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or Entity and any court or other tribunal).
     Indemnitees. “Indemnitees” shall mean the following Persons: (a) Parent; (b) Parent’s current and future affiliates (including Merger Sub and, following the Merger, the Surviving Corporation); (c) the respective Representatives of the Persons referred to in clauses “(a)” and “(b)” above; and (d) the respective successors and assigns of the Persons referred to in clauses “(a)”, “(b)” and “(c)” above; provided, however, that the Eligible Stockholders shall not be deemed to be “Indemnitees.”
     Indemnitors. “Indemnitors” shall mean the Eligible Stockholders and the holders of any Company Options who are (or becomes) entitled to receive any portion of the Escrow Fund.
     Information Statement. “Information Statement” shall mean a statement sent by the Company to certain Company stockholders prior to Closing and relating to the vote by the stockholders of the

Company on the adoption of the Agreement and the approval of the Certificate Amendment and the other transactions contemplated by the Agreement.
     Intellectual Property. “Intellectual Property” shall mean sales methodologies and processes, training protocols and similar methods and processes, algorithms, APIs, apparatus, circuit designs and assemblies, gate arrays, net lists, test vectors, databases, data collections, diagrams, formulae, inventions (whether or not patentable), know-how, logos, marks (including brand names, product names, logos, and slogans), methods, network configurations and architectures, processes, proprietary information, protocols, schematics, specifications, software, software code (in any form, including source code and executable or object code), subroutines, techniques, user interfaces, URLs, web sites, works of authorship and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing, such as instruction manuals, laboratory notebooks, prototypes, samples, studies and summaries).
     Intellectual Property Rights. “Intellectual Property Rights” shall mean all rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: (a) rights associated with works of authorship, including exclusive exploitation rights, copyrights and moral rights; (b) trademark and trade name rights and similar rights; (c) trade secret rights; (d) patent and industrial property rights; (e) other proprietary rights in Intellectual Property; and (f) rights in or relating to registrations, renewals, extensions, combinations, divisions, and reissues of, and applications for, any of the rights referred to in clauses “(a)” through “(e)” above.
     Israeli Code. “Israeli Code” shall mean the Israeli Income Tax Ordinance (New Version) — 1961 and the rules and regulations promulgated in connection therewith, as amended.
     Israeli Tax Law. “Israeli Tax Law” shall mean all Legal Requirements in effect from time to time in Israel pertaining to Tax matters, including without limitation the Income Tax Ordinance, the Law of Industrial Encouragement (Taxation), 1969, the Value Added Tax Law, 1975, and all laws, regulations, rules or Legal Requirements promulgated thereunder.
     Knowledge. An individual shall be deemed to have “Knowledge” of a particular fact or other matter if: (a) such individual is actually aware of such fact or other matter; or (b) a reasonably prudent individual should have known such fact or other matter under the circumstances. The Company shall be deemed to have “Knowledge” of a particular fact or other matter if any officer or director of the Company or any of its Subsidiaries or any other Person identified on Annex I to this Exhibit A has Knowledge of such fact or other matter.
     Legal Proceeding. “Legal Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.
     Legal Requirement. “Legal Requirement” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.
     Liability. “Liability” shall mean any debt, obligation, duty or liability of any nature (including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability), regardless of whether such debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with GAAP and regardless of whether such debt, obligation, duty or liability is immediately due and payable.
     Material Adverse Effect. “Material Adverse Effect” shall mean any change, event, effect, claim, circumstance or matter (each, an “Effect”) that (considered together with all other Effects) is, or would reasonably be expected to be, materially adverse to the business, financial condition, assets, Liabilities or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that none of the following, either alone or in combination, shall be considered in determining whether there has been a breach of a representation, warranty, covenant or agreement that is qualified by the term “Material Adverse Effect”: (a) Effects that generally affect the industries in which the Company and its Subsidiaries operate (including legal and regulatory changes) to the extent that such Effects do not disproportionately effect the Company and its Subsidiaries; and (b) general economic or political conditions or events, circumstances, changes or effects affecting the securities markets generally to the extent that such Effects do not disproportionately effect the Company and its Subsidiaries.
     Merger Consideration. “Merger Consideration” shall mean the aggregate consideration payable pursuant to the Agreement and the Escrow Agreement to: (a) all holders of shares of Company Capital Stock who do not perfect appraisal rights under the DGCL; and (b) all holders of Company Options.
     National Insurance Law. “National Insurance Law” shall mean the Israeli National Insurance Law, 1995 and all laws, regulations, rules and Legal Requirements promulgated thereunder.
     Net Product Revenues. “Net Product Revenues” shall mean the portion of the gross revenues recognized by Parent (on a consolidated basis and in accordance with GAAP and Parent’s revenue recognition policies in effect from time to time that are consistent with GAAP) during period from January 3, 2010 through January 1, 2011 that are attributable to the sale or license of the Specified Company Products (provided, that the calculation of any such revenues attributable to Specified Company Products, on the one hand, and any other product or products of the Parent or any of its Affiliates, on the other hand, shall be appropriately apportioned by Parent between such Specified Company Products, on the one hand, and such other product or products, on the other hand, and only that portion attributable to the Specified Company Products shall be included for purposes of the Net Product Revenues), less applicable discounts, freight, insurance and other shipping costs, an allowance for product returns (established in accordance with GAAP) and an allowance for doubtful accounts (established in accordance with GAAP).
     No-Shop Agreement. “No-Shop Agreement” shall mean that certain No-Shop Agreement dated October 26, 2009 between Parent and the Company.
     Non-Dissenting Stockholder. “Non-Dissenting Stockholder” shall mean each stockholder of the Company that does not perfect such stockholder’s appraisal rights under the DGCL and is otherwise entitled to receive consideration pursuant to Section 1.
     Open Source Code. “Open Source Code” shall mean any software code that is distributed as “free software” or “open source software” or is otherwise distributed publicly in source code form under terms that permit modification and redistribution of such software. Open Source Code includes software code that is licensed under the GNU General Public License, GNU Lesser General Public License, Mozilla License, Common Public License, Apache License, BSD License, Artistic License, or Sun Community Source License.
     Parent Common Stock. “Parent Common Stock” shall mean the common stock, par value $0.01 per share, of Parent.

     Parent Material Adverse Effect. “Parent Material Adverse Effect” shall mean any Effect that (considered together with all other Effects) is, or would reasonably be expected to be, materially adverse to the business, financial condition, assets, Liabilities or results of operations of Parent and its Subsidiaries, taken as a whole; provided, however, that none of the following, either alone or in combination, shall be considered in determining whether there has been a breach of a representation, warranty, covenant or agreement that is qualified by the term “Parent Material Adverse Effect”: (a) Effects that generally affect the industries in which Parent and its Subsidiaries operate (including legal and regulatory changes) to the extent that such Effects do not disproportionately effect Parent and its Subsidiaries; and (b) general economic or political conditions or events, circumstances, changes or effects affecting the securities markets generally to the extent that such Effects do not disproportionately effect Parent and its Subsidiaries.
     Permitted Encumbrances. “Permitted Encumbrances” shall mean: (a) statutory Encumbrances for Taxes or other governmental charges not yet due and payable or that are being contested in good faith; (b) Encumbrances arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation which are not material to the Company or any of its Subsidiaries; (c) mechanics’, materialmen’s, carriers’, workers’, repairers’, landlords’ and similar Encumbrances or statutory liens, arising in the ordinary course of business that are not material in amount and that secure obligations that are not overdue for a period of more than 30 days; (d) non-exclusive licenses of Intellectual Property granted in the ordinary course of business; and (e) other minor Encumbrances arising in the ordinary course of business that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of the Company or any of its Subsidiaries.
     Per Share Liquidation Preference. “Per Share Liquidation Preference” shall mean: (a) with respect to a share of Series A Convertible Preferred Stock, $3.004; (b) with respect to a share of Series B Convertible Preferred Stock, $0.6329; (c) with respect to a share of Series C Convertible Preferred Stock, $0.87843; (d) with respect to a share of Series D Convertible Preferred Stock, $1.0154; and (e) with respect to a share of Series E Convertible Preferred Stock, $1.1943.
     Person. “Person” shall mean any individual, Entity or Governmental Body.
     Personal Data. “Personal Data” shall mean a natural person’s name, street address, telephone number, e-mail address, photograph, social security number, driver’s license number, passport number, or customer or account number, or any other piece of information that allows the identification of a natural person.
     Post-Closing Payments. “Post-Closing Payments” shall mean any cash payments or issuance of shares of Parent Common Stock made pursuant to Section 1.7.
     Properties. “Properties” means the leasehold properties held or occupied by the Company and any of its Subsidiaries.
     Registered IP. “Registered IP” shall mean all Intellectual Property Rights that are registered, filed or issued under the authority of, with or by any Governmental Body, including all patents, registered copyrights, registered trademarks and all applications for any of the foregoing.
     Related Party. “Related Party” shall mean: (a) each individual who is a current officer or director of the Company or any Subsidiary of the Company; (b) each member of the immediate family of each of the individuals referred to in clauses “(a),” above; and (c) any trust or other Entity (other than the Company) in which any one of the Persons referred to in clauses “(a)” and “(b)” above holds (or in which more than one of such Persons collectively hold), beneficially or otherwise, a material voting, proprietary or equity interest.
     Representatives. “Representatives” shall mean officers, directors, employees, agents, attorneys, accountants, advisors and representatives.
     Residual Upfront Per Share Number. “Residual Upfront Per Share Number” shall mean the number of shares of Parent Common Stock determined by dividing: (a) the number of shares, if any, by which the Closing Date Consideration Share Number exceeds the aggregate number of shares of Parent Common Stock to be issued pursuant to Sections1.5(a)(i)(A)(1), 1.5(a)(ii)(A)(1), 1.5(a)(iii)(A)(1), 1.5(a)(iv)(A)(1) and 1.5(a)(v)(A)(1) of the Agreement (such excess, the “Residual Upfront Per Share Value”); by (b) the Aggregate Fully Diluted Share Number (it being understood that if the number of shares referred to in clause “(a)” is zero, then the Residual Upfront Per Share Number shall also be zero).
     Residual Value Protection Per Share Amount. “Residual Value Protection Per Share Amount” shall mean the amount obtained by dividing: (a) the amount, if any, by which (i) the Value Protection Consideration Amount exceeds (ii) the aggregate amount to be paid by Parent pursuant to Sections 1.7(c)(i)(A), 1.7(c)(ii)(A), 1.7(c)(iii)(A), 1.7(c)(iv)(A) and 1.7(c)(v)(A); by (b) the Aggregate Fully Diluted Share Number.
     Retention Arrangements. “Retention Arrangements” shall mean those certain Retention Arrangements, a description of which has been previously provided by Parent to the Company.
     Senior Preferred Stock. “Senior Preferred Stock” shall mean with respect to any series of Company Preferred Stock, each other series of Company Preferred Stock that, in a liquidation of the Company, would have the right to payment of its full liquidation preference prior to the payment of any portion of the liquidation preference in respect of such series of Company Preferred Stock.
     Series A Convertible Preferred Stock. “Series A Convertible Preferred Stock” shall mean the shares of Series A Convertible Preferred Stock of the Company.
     Series B Convertible Preferred Stock. “Series B Convertible Preferred Stock” shall mean the shares of Series B Convertible Preferred Stock of the Company.
     Series C Convertible Preferred Stock. “Series C Convertible Preferred Stock” shall mean the shares of Series C Convertible Preferred Stock of the Company.
     Series D Convertible Preferred Stock. “Series D Convertible Preferred Stock” shall mean the shares of Series D Convertible Preferred Stock of the Company.
     Series E Convertible Preferred Stock. “Series E Convertible Preferred Stock” shall mean the shares of Series E Convertible Preferred Stock of the Company.
     Specified Company Products. “Specified Company Products” shall mean: (a) the Company’s products described on Annex II to this Exhibit A, including any derivatives or enhancements thereof; and (b) Parent’s 2x1 100 Ghs WSS product if (and only if) (and only with respect to sales occurring after): (i) the labor hours required to manufacture such product become less than or equal to the number of labor hours currently required to manufacture the Company’s 2x1 product, as reasonably determined by Parent; and (ii) such product is of a quality equal to or better than the Company’s current 2x1 product, as reasonably determined by Parent.

     Subsidiary. An entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns or purports to own, beneficially or of record: (a) an amount of voting securities of or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body; or (b) at least 50% of the outstanding equity, voting, beneficial or financial interests in such Entity.
     Tax. “Tax” includes all forms of taxation and statutory, governmental, supra-governmental, state, principal, local government or municipal impositions, duties, contributions, charges and levies, whenever imposed, and all penalties, charges, surcharges, costs, expenses and interest or inflation linkage (‘hefreshei hatzmada’) relating thereto and without limitation all employment taxes and any deductions or withholdings of any sort regardless of whether any such taxes, impositions, duties, contributions, charges and levies are chargeable directly or primarily against or attributable directly or primarily to the Company, or any other person and of whether any amount in respect of any of them is recoverable from any other person.
     Tax Return. “Tax Return” shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.
     User Data. “User Data” shall mean any Personal Data or other data or information collected by or on behalf of the Company or any of its Subsidiaries from users of any website owned or operated by the Company or any Subsidiary of the Company.
     Value Protection Consideration Amount. “Value Protection Consideration Amount” shall mean the amount determined by multiplying: (a) the amount, if any, by which (i) $45,000,000 exceeds (ii) the sum of “A” plus “B” plus “C” below; by (b) the Value Protection Percentage; provided, however, that: (a) if the Net Product Revenues is less than the amount set forth on Schedule A-1, then the Value Protection Consideration Amount shall be zero; and (b) in no event shall the Value Protection Consideration Amount exceed the amount determined by multiplying $7,000,000 by the Value Protection Percentage.

“A”	=	the sum of: (1) $8,000,000; plus (2) the aggregate amount of all cash paid in lieu of fractional shares pursuant to Section 1.5;

“B”	=	an amount determined by multiplying: (1) the sum of: (x) the aggregate number of shares of Parent Common Stock issued by Parent pursuant to Sections 1.5(a)(i)(A), 1.5(a)(ii)(A), 1.5(a)(iii)(A), 1.5(a)(iv)(A), 1.5(a)(v)(A) and 1.5(a)(vi)(A); plus (y) the aggregate number of shares of Parent Common Stock issued (or required to be issued) by Parent in respect to the repayment of the Closing Indebtedness Amount as contemplated by the “pay-off” letters delivered by the Company to Parent prior to the date of the Agreement; by (2) the Average 2010 Year End Trading Price.

“C”	=	an amount determined by multiplying: (1) the aggregate number of shares of Parent Common Stock issued by Parent pursuant to the terms of the Retention Arrangements (whether or not such shares ultimately become vested); by (2) the Average 2010 Year End Trading Price.

     Value Protection Percentage. “Value Protection Percentage” shall mean: (a) if the Net Product Revenues equal the amount set forth on Schedule A-1, 50%; (b) if the Net Product Revenues equal or are greater than the amount set forth on Schedule A-2, 100%; and (c) if Net Product Revenues are greater than the amount set forth on Schedule A-1 and less than the amount set forth on Schedule A-2, the sum of: (i) 50% plus (ii) the percentage corresponding to the fraction: (A) having a numerator equal to 50% of the amount by which the Net Product Revenues exceed the amount set forth on Schedule A-1; and (B) having a denominator equal to $6,000,000.

SCHEDULE A-1
$17,000,000

Confidential
SCHEDULE A-2
$23,000,000